UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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B/E AEROSPACE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1400 Corporate Center Way Wellington, Florida 33414-2105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, JULY 28, 2016

10:30 a.m. Eastern Time

Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts

Notice is hereby given that the Annual Meeting of Stockholders of B/E Aerospace, Inc., a Delaware corporation (the “Company”), will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:30 a.m. Eastern Time on Thursday, July 28, 2016 for the following purposes:

1.	To elect three Class I Directors;

2.	To consider and act upon a proposal to approve compensation paid to Named Executive Officers of the Company on an advisory basis;

3.	Ratification of the appointment of Independent Registered Public Accounting Firm; and

4.	To transact any other business that may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on May 31, 2016 are entitled to notice of and to vote at the meeting.

The B/E Aerospace, Inc. Board of Directors unanimously recommends that the stockholders vote: “FOR” the proposal to elect three Class I Directors; “FOR” the proposal to approve compensation paid to Named Executive Officers of the Company on an advisory basis; and “FOR” the ratification of the appointment of the Independent Registered Public Accounting Firm of the Company.

Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

Wellington, Florida

June 14, 2016

By Order of the Board of Directors,

Ryan M. Patch
Secretary

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PROXY STATEMENT

B/E AEROSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 28, 2016

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT JUNE 14, 2016.

The enclosed form of proxy is solicited on behalf of B/E Aerospace, Inc. (the “Company”) to be voted at the 2016 Annual Meeting of Stockholders to be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:30 a.m. Eastern Time on Thursday, July 28, 2016, or at any adjournment or postponement thereof.

If you are a stockholder of record, you may vote by proxy on the Internet, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote in person at the annual meeting. Please note that video cameras, tape recorders, signs or other recording devices or visual displays are not permitted in the meeting. All photography, including through the use of camera phones or other means, is not permitted during the meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote on the Internet, go to http://www.investorvote.com to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Eastern Time, on July 28, 2016 to be counted.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Eastern Time, on July 28, 2016 to be counted.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

A proxy may be revoked by a stockholder at any time before it is voted: (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by delivering a written revocation to the Secretary of the Company; or (iii) by attending the meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned or submitted over the telephone or on the Internet, and not revoked, will be voted at the meeting by the persons named as proxies, Joseph T. Lower and Ryan M. Patch.

The expense of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company may use the services of its officers and other employees to solicit proxies personally, by telephone and electronic communication from brokerage houses and by other stockholders. Officers and other employees of the Company will receive no compensation in addition to their regular salaries for soliciting proxies. The Company has retained Georgeson LLC to assist in solicitation of proxies for a fee of $8,000 plus expenses. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to the beneficial owners of the Company’s common stock.

In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company’s common stock, $0.01 par value, at the close of business on May 31, 2016 are entitled to receive notice of and to vote at the meeting. As of April 25, 2016 the Company had 107,549,226 shares of common stock issued and 102,202,707 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Consistent with Delaware state law and the Company’s Amended and Restated By-laws, a majority of the votes entitled to be cast present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as inspector of election for the meeting. The three nominees for election as directors at the meeting who receive the greatest number of votes properly cast for the election of directors, Proposal No. 1, shall be elected directors. The election of our directors in uncontested elections is governed by a “plurality plus” standard, pursuant to which any director candidate who receives more “withhold” votes than votes “for” election shall tender his or her resignation from the Board of Directors (the “Board”) following the final certification of such stockholder vote for consideration by the Executive Chairman of the Board (the “Executive Chairman”). The Executive Chairman will then consider such resignation, taking into account the Company’s interests and any current or foreseeable factors or circumstances relating to such director, and recommend to the Board the action to be taken with respect to such resignation. The Board then shall act on such recommendation relative to the tendered resignation, after which we will publicly disclose the Board’s decision as to whether it accepted such director’s resignation.

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The affirmative vote of a majority of the votes in attendance at the meeting (at which a quorum is present), present in person or represented by proxy, that are properly cast, is necessary to approve the actions described in Proposals Nos. 2 and 3.

The inspector of election will count the total number of votes cast “for” the nominee for election as a director or “for” approval of Proposals Nos. 2 and 3 for purposes of determining whether sufficient affirmative votes have been cast for each such proposal. The inspector of election will count shares: (i) represented by proxies that withhold authority to vote on any proposal or (ii) that reflect abstentions and “broker non-votes” as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the election of directors or Proposals Nos. 2 and 3. Broker non-votes are shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter.

The Annual Report to Stockholders for the Company’s fiscal year ended December 31, 2015 accompanies this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

B/E Aerospace, Inc.’s Proxy Statement and Annual Report on Form 10-K are available at www.beaerospace.com

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

NOMINATION OF DIRECTORS

As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to the Board nominees for election and re-election to the Board and will consider nominations submitted by stockholders. The Nominating and Corporate Governance Committee, in consultation with the Executive Chairman, evaluates candidates proposed by stockholders using the same criteria as for other candidates.

The Executive Chairman and the Nominating and Corporate Governance Committee seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to finance, leadership, business operations and industry knowledge. The Nominating and Corporate Governance Committee reviews with the Executive Chairman and the full Board, on a periodic basis (at least semi-annually), the current composition of the Board in light of the characteristics of independence, skills, experience, competency and availability of service to the Company of its members and of the Company’s anticipated needs. All of our independent directors serve on Board committees (“Committees”) further supporting the Board by providing experience to those Committees. The needs of each Committee are also reviewed when considering nominees to the Board. The Nominating and Corporate Governance Committee recommended the nomination of Ms. Mary M. VanDeWeghe and Messrs. James F. Albaugh and John T. Whates, currently designated as Class I Directors, whose terms expire at the meeting, to serve as Class I Directors for a term of three years, expiring at the 2019 Annual Meeting of Stockholders. If Ms. Mary M. VanDeWeghe and Messrs. James F. Albaugh and John T. Whates are re-elected, the Nominating and Corporate Governance Committee and the full Board believe that the Board will have an excellent composition, of a suitable size, and with the appropriate diversity of skills and experience with respect to finance, leadership, business operations and industry as well as Company-specific knowledge. The biographies set forth below of Ms. Mary M. VanDeWeghe and Messrs. James F. Albaugh and John T. Whates and our continuing current directors contain information regarding each nominee’s and continuing current director’s experience, qualifications and skills. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the size of the Board and the needs of the Board at a given point in time.

In nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, all nominations attempt to ensure that the Board shall encompass a range of talent, skills, expertise and industry experience sufficient to provide sound guidance with respect to our operations and activities.

Under our Nominating and Corporate Governance Committee charter, directors must inform the Executive Chairman and the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board of directors, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business. We also discourage our directors from serving on the board of directors of more than three public companies.

To recommend a nominee, a stockholder shall give a notice of nomination to our Secretary at our principal address in Wellington, Florida. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, and the candidate’s signed consent to be named in the proxy statement and to serve as a director, if elected. To be timely, the notice of nomination must be delivered to or mailed and received by the Secretary: (i) with regard to notice of nominations proposed to be brought before an annual meeting of stockholders to be held on a day that is not more than 30 days in advance of the anniversary of the previous year’s annual meeting nor later than 70 days after the anniversary of the previous year’s annual meeting, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting or (ii) with regard to notice of nominations proposed to be brought before any other annual meeting of stockholders, not later than the close of business on the 10th day following the public announcement of the date of such meeting. Once we receive the notice of nomination, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Corporate Governance Committee.

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The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned or submitted over the telephone or on the Internet and not revoked in favor of the election as directors of the three nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

Pursuant to the Company’s Restated Certificate of Incorporation, the Board is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

The nominees are Ms. Mary M. VanDeWeghe and Messrs. James F. Albaugh and John T. Whates, currently designated as Class I Directors, whose terms expire at the meeting, and are required to serve until their respective successors are elected and shall qualify to serve. The enclosed proxy cannot be voted for a greater number of persons than three.

If elected, Ms. Mary M. VanDeWeghe and Messrs. James F. Albaugh and John T. Whates will serve as Class I Directors for a term of three years, expiring at the 2019 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve.

The Company expects that Ms. Mary M. VanDeWeghe and Messrs. James F. Albaugh and John T. Whates will be able to serve, but if they are unable to serve, the proxies reserve discretion to vote for a substitute nominee or nominees, or refrain from voting.

Set forth below is the business experience of, and certain other information regarding, the three director nominees and the other current directors of the Company.

DIRECTOR NOMINEES

Mary M. VanDeWeghe

Age 56

Director Since 2014

Mary M. (Meg) VanDeWeghe has been a Director since September 2014. Ms. VanDeWeghe is the Chief Executive Officer and President of Forte Consulting Inc., a financial and management consulting firm, and a Professor of the Practice of Finance at Georgetown University’s McDonough School of Business. Prior to holding her current positions, Ms. VanDeWeghe served as Senior Vice President of Finance for Lockheed Martin Corporation, and previously held positions in corporate finance, capital markets and general management at J.P. Morgan, where she rose to the rank of Managing Director. Ms. VanDeWeghe currently serves on the Board of Directors of W.P. Carey and Brown Advisory. She previously served on the Board of Directors of Ecolab Inc. and Nalco. Ms. VanDeWeghe’s extensive business experience developed through executive responsibilities, consulting assignments and board positions coupled with finance expertise gained through capital market and corporate finance experiences uniquely qualifies her to serve as a member of our Board.

James F. Albaugh

Age 65

Director Since 2014

James F. Albaugh has been a Director since November 2014. Mr. Albaugh has been a Senior Advisor to The Blackstone Group since December 2012. From September 2009 until his retirement in June 2012, Mr. Albaugh served as President and Chief Executive Officer of the Commercial Airplanes business unit, and was also a member of the Executive Council, of The Boeing Company. Mr. Albaugh also served as President and Chief Executive Officer of Boeing’s Integrated Defense Systems business unit and in other executive positions at Boeing, including President and Chief Executive Officer of Space and Communications and President of Space Transportation after Boeing’s acquisition in 1997 of Rockwell, where Mr. Albaugh began his career in 1975. Mr. Albaugh is an elected member of both the National Academy of Engineering and the International Academy of Astronautics, a Fellow and Honorary Fellow of the American Institute of Aeronautics and Astronautics, and an elected Fellow of the Royal Aeronautical Society. Mr. Albaugh is President of the American Institute of Aeronautics and Astronautics, Chairman of the National Aeronautic Association, a Director of American Airlines Group Inc., a former Director of TRW Automotive Holdings Corp., and serves as a member of other nonprofit organization boards and other professional organizations. Mr. Albaugh’s extensive aerospace industry business experience uniquely qualifies him to serve as a member of our Board.

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John T. Whates, Esq.

Age 68

Director Since 2012

John T. Whates has been a Director since February 2012. Mr. Whates has been an independent tax advisor and involved in venture capital and private investing since 2005. He is a member of the Board of Directors of KLX Inc. and Chairman of the Board of Dynamic Healthcare Systems, Inc., a company that provides enterprise technology software solutions to healthcare organizations. From 1994 to 2011, Mr. Whates was a tax and financial advisor to the Company, providing business and tax advice on essentially all of our significant strategic acquisitions. Previously, Mr. Whates was a tax partner in several of the largest public accounting firms, most recently leading the High Technology Group Tax Practice of Deloitte LLP in Orange County, California. He has extensive experience working with aerospace and other public companies in the fields of tax, equity financing and mergers and acquisitions. Mr. Whates’ extensive business experience, deep technical skillset, and thorough knowledge of our Company, uniquely qualify him to serve as a member of our Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE LISTED NOMINEES.

CURRENT DIRECTORS (OTHER THAN DIRECTOR NOMINEES)

David J. Anderson

Age 66

Director Since 2014

Term Expires 2018

David J. Anderson has been a Director since June 2014. Mr. Anderson was the Senior Vice President and Chief Financial Officer of Honeywell International Inc. from 2003 until his retirement in April 2014. While at Honeywell, Mr. Anderson was a member of the senior leadership team where he was responsible for the company’s corporate finance activities including tax, accounting, treasury, audit, investment, financial planning, acquisitions and real estate. Mr. Anderson was integral to the reshaping of Honeywell’s portfolio including supporting nearly $10 billion of acquisitions in higher growth, global markets. Prior to joining Honeywell, Mr. Anderson had senior financial roles at ITT Industries, Inc., Newport News Shipbuilding and RJR Nabisco Holding Corporation. Mr. Anderson currently serves as a member of the Board of Directors of American Electric Power Company, Inc., Cardinal Health, Inc., and as chairperson for the University of Chicago’s Booth School of Business CFO Forum, and formerly served as a member of the Board of Directors of Fifth Street Asset Management Inc. Mr. Anderson has more than 36 years of extensive financial experience. Mr. Anderson’s depth of experience in corporate finance uniquely qualifies him to serve as a member of our Board.

Richard G. Hamermesh

Age 68

Director Since 1987

Term Expires 2018

Richard G. Hamermesh has been a Director since July 1987. Dr. Hamermesh is a Senior Fellow at the Harvard Business School, where he was formerly the MBA Class of 1961 Professor of Management Practice from 2002 to 2015. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh is a member of the Board of Directors of b.good, SmartCloud, and KLX Inc. Dr. Hamermesh’s education and business experience as co-founder of a leading executive education and consulting firm, as president, founder, director and co-investor in over 15 early stage businesses, and his 28 years as a Professor of Management Practice at Harvard Business School where he has led MBA candidates through thousands of business case studies, as well as his intimate knowledge of our business and industry (including over 27 years as a member of our Board), uniquely qualify him to serve as a member of our Board.

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Amin J. Khoury

Age 77

Director Since 1987

Term Expires 2017

Amin J. Khoury has been the Executive Chairman since December 16, 2014, and was previously the Chairman of the Board of Directors from July 1987 when he co-founded the Company. Mr. Khoury also served as the Company’s Co-Chief Executive Officer from January 1, 2014 through December 15, 2014, and Chief Executive Officer from July 1987 through April 1996 and again from December 31, 2005 through December 31, 2013. Mr. Khoury has been Chairman of the Board of Directors and Chief Executive Officer of KLX Inc. since October 2014. From 1986 until April 2012, Mr. Khoury was a director of Synthes, Inc. Mr. Khoury was a Trustee of the Scripps Research Institute from 2008 to 2014. Mr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors, which is earned by completing a minimum of 90 hours of public company director education, and an Advanced Director Certification from the Corporate Directors Group. Mr. Khoury’s business experience includes having co-founded our Company, and having served as Chairman and/or Chief Executive Officer since 1987, during which he was primarily responsible for the development and execution of our business strategies that resulted in the growth in our business from a single product line business with $3.0 million in annual sales, to the leading global manufacturer of commercial aircraft and business jet cabin interior products, with annual revenues in 2015 of $2.7 billion.

Mr. Khoury has led our strategic planning and our acquisition strategy as well as our operational integration and execution strategies. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors, which he has gained over the last 29 years. All of the above experience and leadership roles uniquely qualify him to serve as a member of our Board and our Company’s Executive Chairman.

Jonathan M. Schofield

Age 75

Director Since 2001

Term Expires 2017

Jonathan M. Schofield has been a Director since April 2001. From December 1992 through February 2000, Mr. Schofield served as Chairman and Chief Executive Officer of Airbus North America Holdings, a subsidiary of Airbus Industrie, a manufacturer of large civil aircraft. Mr. Schofield served as Chairman of Airbus North America from February 2000 until his retirement in March 2001. Prior to 1989, Mr. Schofield served in various executive positions at Pratt & Whitney, a division of United Technologies Corporation. From 1989 until he joined Airbus, Mr. Schofield was President of United Technologies International Corporation. Mr. Schofield is currently a member of the Board of Directors of Nordam Group and is a trustee of LIFT Trust and was formerly a member of the Board of Directors of Aero Sat, Inc. and TurboCombustor Technology, Inc. Mr. Schofield became a member of the Ordre National De La Légion D’Honneur in 2002. Mr. Schofield’s education, aerospace industry business experience, including his role as Chairman and Chief Executive Officer of Airbus North America Holdings, and as President of United Technologies International Corporation during which he developed and executed global marketing strategies and interfaced with procurement, finance and human resources, together with his intimate knowledge of our business and industry, uniquely qualify him to serve as a member of our Board.

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CORPORATE GOVERNANCE MATTERS

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

The Board held four meetings during 2015. Currently, the Board has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. All members of our Board are expected to attend our Annual Meeting of Stockholders, absent extenuating circumstances, and in 2015, five of the then-current members attended our Annual Meeting of Stockholders. The Board has determined that Messrs. Hamermesh, Schofield, Whates, Anderson, and Albaugh and Ms. VanDeWeghe are independent under NASDAQ Stock Market rules.

Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and of the Committees of the Board on which the Director served during 2015.

The Audit Committee is currently composed of Messrs. Hamermesh, Schofield, and Anderson and Ms. VanDeWeghe, with Mr. Hamermesh serving as Chairman. The Audit Committee held four meetings during 2015 and conducted a conference call prior to each of our quarterly earnings releases. The Audit Committee is responsible for: (i) the appointment, compensation and oversight of our independent auditors; (ii) overseeing the quality and integrity of our financial statements and related disclosures; (iii) our compliance with legal and regulatory requirements; (iv) assessing our independent auditors’ qualifications, independence and performance; and (v) monitoring the performance of our internal audit and control functions.

All members of the Audit Committee are independent under NASDAQ Stock Market and Securities and Exchange Commission (“SEC”) rules. The Audit Committee operates under a written charter adopted and approved by our Board.

The Compensation Committee is currently composed of Messrs. Hamermesh, Schofield, Albaugh, and Whates, with Mr. Whates serving as Chairman. The Compensation Committee held seven meetings during 2015. The Compensation Committee provides recommendations to the Board regarding compensation matters and oversees the Company’s incentive and compensation plans. All of the members of the Compensation Committee are independent as defined by NASDAQ Stock Market rules. The Compensation Committee operates under a written charter adopted and approved by our Board.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Compensation Committee or, to the extent permitted by the terms of any plan, to officers of our Company or other persons in each case as the committee deems appropriate in accordance with applicable laws and regulations and the requirements of the NASDAQ Stock Market. Our Executive Chairman, President and Chief Executive Officer, and Vice President and Chief Financial Officer attended portions of some or all of the Compensation Committee meetings during 2015 at the invitation of the Compensation Committee. Management input was taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets. Our Vice President and Chief Financial Officer prepared financial data and other information to support the Compensation Committee’s assessment of Company and individual performance against targets and our peer group (“Peer Group”). The Vice President – Law, General Counsel and Secretary also attended the meetings during 2015 to provide the Compensation Committee with information to consider in respect to his area of expertise as well as to serve as secretary to the Compensation Committee.

The Nominating and Corporate Governance Committee is currently composed of Messrs. Hamermesh, Schofield, and Whates, with Mr. Schofield serving as Chairman. The Nominating and Corporate Governance Committee held four meetings during 2015. The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board by actively identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders and making recommendations with respect to corporate governance matters. All of the members of the Nominating and Corporate Governance Committee are independent as defined by current NASDAQ Stock Market rules. The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by our Board. All of the members of the Nominating and Corporate Governance Committee support the nominations of Ms. VanDeweghe and Messrs. Albaugh and Whates.

Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website, www.beaerospace.com, in the Investor Relations section. Please note that the information contained in or connected to our website is not a part of this proxy statement.

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BOARD DIVERSITY

The Executive Chairman, together with the Nominating and Corporate Governance Committee, in accordance with the Board’s governance principles, seeks to create a Board that, as a whole, is strong in its collective knowledge and has a diversity of skills and experience with respect to industry knowledge, vision and strategy, human resource management, general management and leadership, marketing, business operations, business judgment, crisis management, risk assessment, accounting and finance, capital markets, general corporate governance and global markets.

In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards and such other factors that the Nominating and Corporate Governance Committee considers appropriate so that the Board includes members, if suitable, with diverse backgrounds, perspectives, skills and experience, who are likely to serve the Company’s anticipated needs and enhance Board dynamics and effectiveness. The Nominating and Corporate Governance Committee believes our Board has achieved its diversity objectives as evidenced by Board members with extensive experience in general management, human resources, manufacturing operations, marketing, engineering, capital markets, developing and executing mergers and acquisition strategies, including successful integration activities related thereto, as founders or co-founders of a multitude of businesses, and the collective experiences developed during their business careers which total over 200 years in the aerospace, defense and related industries.

RISK OVERSIGHT

Our Board takes an active role in overseeing the risk management of the Company with a focus on the most significant risks facing the Company. The Board’s oversight of risk management is designed to support the achievement of the strategic objectives of the Company and increase stockholder value. A fundamental part of risk management for the Company is not only understanding the risks that are faced by the Company and the steps necessary to manage those risks, but also understanding what level of risk is appropriate for the Company. The Company’s Executive Chairman, President and Chief Executive Officer, Vice President and Chief Financial Officer, Vice President – Law, General Counsel and Chief Compliance Officer and other members of senior management regularly evaluate and report to the Board on significant risks facing the Company. In addition, each Committee of the Board is also responsible for assessing the risk exposure related to its specific area. The Committees discuss matters of interest with the Company’s senior management, including matters related to our corporate governance and our code of conduct, and report to the full Board, as appropriate, including when a matter rises to the level of a material or enterprise level risk.

BOARD LEADERSHIP STRUCTURE

The Board believes that the Company and its stockholders have been, and will continue to be, well served by having the Company’s principal founder and former Chief Executive Officer serve as Executive Chairman. Mr. Amin J. Khoury has led our strategic planning and our acquisition strategy as well as our operational integration and execution strategy. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors, which he has gained over the last 29 years, all of which uniquely qualify him to serve as our Executive Chairman. The Board believes that the current leadership of the Board, when combined with the other elements of our corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of the Company’s business and affairs.

The Board is composed of a majority of independent directors. The Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each composed solely of independent directors. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Executive Chairman brings industry, competitive and company-specific experience and expertise. The Board believes the Executive Chairman promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans.

One of the key responsibilities of the Board is to assist management in developing strategic direction and then holding management accountable for the execution of strategy once it is developed. The Board believes, at this time, that having an Executive Chairman together with the independent directors is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

While the Board has not formally appointed a lead independent director, the Board believes that the current composition of the Board and the functioning of the independent directors effectively maintain independent oversight of the Company’s management. Six out of seven of the Company’s directors are independent and the chair and members of each of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent directors. As a result, independent directors oversee all significant matters affecting the Company, including the Company’s financial statements, executive compensation matters, the

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nomination and assessment of directors and the risk management practices. Independent directors meet in regular executive sessions not attended by the non-independent director and management in conjunction with each regular Board meeting and as they otherwise deem appropriate. At each executive session, the respective chair of the Board Committee relating to the specific matter discussed by the independent directors, leads the discussion. For example, the chair of the Nominating and Corporate Governance Committee leads the discussions with respect to director nominations, the current composition of the Board and other Board policy matters.

Following each executive session, the independent directors report the results of the discussions to the full Board, as appropriate. These discussions are led by the respective Committee chair. Additional executive sessions may be convened at any time at the request of an independent director, and, in such event, the independent director chairperson of the most closely associated Committee to the discussed topic leads the discussion and the report to the full Board. During executive sessions, directors also discuss and propose matters to be included in the agenda for future Board meetings.

COMPENSATION CONSULTANTS

To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee engages outside executive compensation consultants that are independent under the SEC and NASDAQ Stock Market rules to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our executive and director compensation programs. In the beginning of 2015, the Compensation Committee selected Mercer Human Resource Consulting (“Mercer”) as its consultant and tasked them with gathering market competitive data, reviewing executive compensation plan design alternatives and instructing the Compensation Committee on executive and director compensation trends and best practices. An affiliate of Mercer, Marsh Inc., provides risk management and insurance brokerage services to the Company, for which it was paid approximately $404,275 in 2015. None of these fees were related to executive or director compensation. The Compensation Committee has reviewed the risk management and broker services provided by Marsh Inc. and has determined that these services do not constitute a conflict of interest for Mercer or prevent Mercer from being objective in its work for the Compensation Committee. Mercer periodically participated in Compensation Committee meetings, and also provided the Compensation Committee with specialized advice to consider in establishing and evaluating our compensation practices. In response to last year’s unfavorable say-on-pay vote and the desire of the Compensation Committee to significantly modify the Company’s executive compensation program in light of such vote, the Compensation Committee retained Pearl Meyer and Partners, LLC (“Pearl Meyer”) in the fall of 2015. Pearl Meyer advised the Compensation Committee on market best practices and development of a new program that would be directly responsive to stockholder feedback. Both Mercer and Pearl Meyer reported directly to the Compensation Committee. The individuals at Mercer and Pearl Meyer who provide executive and director compensation consulting services to the Compensation Committee provide no other services to the Company or its subsidiaries. Neither Mercer nor Pearl Meyer was engaged in 2015 to advise the Company or its management on executive and director compensation matters. In 2015, Mercer was paid approximately $202,104 and Pearl Meyer was paid approximately $106,625 with respect to its services to the Compensation Committee. Greater detail regarding our compensation process is set forth below in our “Compensation Discussion and Analysis.”

STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

To facilitate the ability of stockholders to communicate with our Board, communications may be sent to: The Board of Directors, c/o Secretary, B/E Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414-2105.

Our Secretary reviews all correspondence addressed to the Board and regularly presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders. Directors may at any time review the log of all correspondence received by our Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee, other than potential ethical or conflict of interest situations, which are directed to the Nominating and Corporate Governance Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No person who is or has been an officer or other employee of the Company served as a member of the Company’s Compensation Committee. No executive officer of the Company served as a member of the compensation committee on the board (or as a director) of any company where an executive officer of such company served as a member of the Compensation Committee or a director of the Company, other than Amin J. Khoury, who serves as a director of KLX Inc. (“KLX”). No member of the Compensation Committee was a party to any transaction required to be disclosed as a related person transaction.

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COMPENSATION OF DIRECTORS

Directors who are employees of the Company receive no additional compensation for serving on the Board. In 2015, non-employee directors received an annual base cash retainer of $100,000. In addition, the chairs of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each received additional annual cash retainers of $35,000, $35,000 and $10,000, respectively, and the remaining members of the Audit Committee and Compensation Committee each received additional annual cash retainers of $12,500. All cash payments were made quarterly in arrears. We do not pay any additional fees for attendance at Board or Committee meetings.

Non-employee directors also received an annual grant of restricted stock with a fair market value of $57,000 (determined as of the date of grant) during 2015 pursuant to our B/E Aerospace, Inc. 2005 Long-Term Incentive Plan (“LTIP”). The awards vest in equal amounts on each of the first, second, third and fourth anniversaries of the date of grant provided the director remains in continuous service through the applicable vesting period.

In 2015, we also contributed $33,000 of stock on behalf of each non-employee director to our B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan (“NEDSDCP”). This amount is included as deferred share units under the plan and is fully vested. Directors may also elect, as appropriate, to defer up to 100% of their cash retainer under the plan. The deferred compensation is held in a share unit or cash account under the plan until the termination of the director’s service and is distributed in a lump sum or in up to ten annual installments, as elected by the director. The directors are fully vested in the deferred shares at all times but have no voting rights as stockholders until distribution. In the event of a change of control (as defined in the plan), the accounts under the plan will immediately be distributed to the directors.

We reimburse our non-employee directors for reasonable business and travel expenses incurred in connection with their service on the Board. In addition, non-employee directors are eligible to participate in our health and business travel accident insurance program on the same terms and conditions as employees generally. We do not provide our directors with any other perquisites or special benefits for their service on our Board.

Director compensation is recommended by the Compensation Committee and approved by the entire Board.

Our Board established stock ownership guidelines for our named executive officers (“NEOs”) and non-employee directors. Under these guidelines, directors are required to own shares of the Company’s common stock with a market value of at least three times their annual cash retainers. Progress toward meeting the guidelines is reviewed by the Compensation Committee annually. At December 31, 2015, all then-current members of our Board and all NEOs were in compliance or making significant progress towards complying with such guidelines.

In 2015, the Company retained independent consulting firm Mercer to assess the pay and benchmarking of our non-employee directors to further align with market best practices. Mercer found that the Company’s current structure for non-employee directors reflects market best practice and the continuing trend towards retainer-based pay. Current total cash compensation levels are very competitive as noted by the firm’s analysis of our directors’ compensation as compared to our Peer Group.

The following table summarizes the compensation paid to our non-employee directors in 2015:

Compensation of Directors
Name	Cash Retainer(1)	Stock Awards(2)	All Other Compensation	Total
Richard G. Hamermesh	$147,500	$89,677	–	$237,177
Jonathan M. Schofield	$135,000	$89,678	–	$224,678
John T. Whates	$135,000	$89,606	–	$224,606
David J. Anderson	–	$200,529	–	$200,529
Mary M. VanDeWeghe	–	$200,474	–	$200,474
James F. Albaugh	$112,500	$89,534	–	$202,034
(1)	Includes all cash retainers paid to our non-employee directors or deferred as cash pursuant to the NEDSDCP at the director’s election but excludes amounts deferred as stock units into the NEDSDCP.
(2)	The amounts reported in the Stock Awards column represent the aggregate full grant date fair value of (i) the annual restricted stock awards under the LTIP; (ii) the deferred shares allocated to each director’s account under the NEDSDCP calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”) (without any reduction for risk of forfeiture); and (iii) cash retainers earned and deferred as stock units into the NEDSDCP. For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 1 and Note 11 to our audited financial statements for the fiscal year ended December 31, 2015, included in our annual report on Form 10-K filed with the SEC on February 25, 2016. Amounts exclude shares acquired in lieu of cash dividends associated with prior stock awards.

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As of December 31, 2015, the aggregate number of outstanding deferred shares and unvested restricted stock awards held by each non-employee director was as follows:

Outstanding Deferred Shares and Unvested Restricted Stock Awards
Name	Deferred Shares (#)	Unvested Stock Awards (#)
Richard G. Hamermesh	12,010	2,594
Jonathan M. Schofield	11,097	2,594
John T. Whates	2,892	2,594
David J. Anderson	4,623	895
Mary M. VanDeWeghe	4,122	895
James F. Albaugh	801	895

AUDIT COMMITTEE

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors’ qualifications, independence and performance, and monitoring the performance of our internal audit and control functions. The Audit Committee is currently composed of four directors: Messrs. Hamermesh, Schofield, and Anderson and Ms. VanDeWeghe, and operates under a written charter adopted and approved by the Board, which is available on our website at www.beaerospace.com in the Investor Relations section. Mr. Hamermesh currently chairs the Audit Committee.

Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a) (58) (A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All four current directors serving on the Audit Committee are independent committee members as defined by NASDAQ Stock Market and SEC rules. Our Board has determined that Mr. Hamermesh is an “audit committee financial expert” in accordance with SEC rules.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We have reviewed and discussed the audited consolidated financial statements for 2015 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including, among other things, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, “Communication with Audit Committees,” and discussed and reviewed the results of Deloitte & Touche LLP’s audit of the Company’s consolidated financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Company’s independent auditors also provided to us the written disclosures and the annual communication required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche LLP’s independence, we considered whether their provision of services to the Company, beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements, was consistent with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we have recommended to the Board that the Company’s audited consolidated financial statements for the year of 2015 be included in the Company’s Annual Report on Form 10-K.

With respect to the above matters, the Audit Committee submits this report.

Audit Committee

Richard G. Hamermesh
Jonathan M. Schofield
David J. Anderson
Mary M. VanDeWeghe

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PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the rules of the SEC adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders with a non-binding advisory “say-on-pay” vote with respect to the compensation of our NEOs as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the compensation tables and any accompanying narrative disclosures. As recommended by our stockholders, we are submitting this non-binding vote on an annual basis.

As a company, we are committed to exceptional financial performance and being responsive to our stockholders. This has been demonstrated in the strategic actions we have taken, our financial performance and the series of changes that we made to our executive compensation program over the past couple of years in direct response to stockholder feedback. As such, we were very disappointed when, after achieving favorable votes in previous years, in 2015 an unfavorable level of support was received on our “say-on-pay” vote regarding executive compensation.

In response, our Compensation Committee took prompt and decisive measures to better understand our stockholder perspectives and to realign our executive compensation program to be responsive to their feedback and more consistent with practices that receive favorable say-on-pay voting results. Below is a summary of the more significant feedback and the actions that we took to address it.

What We Heard	What We Did
Target TDC at the 50th percentile of our Peer Group	Targeted Total Direct Compensation (“TDC”) at the 50th percentile of our Peer Group, representing a significant reduction from the prior practice of targeting the 75th percentile of our Peer Group
Target annual incentive levels at the 50th percentile of the Peer Group	Targeted annual incentive levels at the 50th percentile of our Peer Group, resulting in meaningful reductions to the target levels, including a 22% reduction to our President & CEO’s annual incentive target
Simplify the overall structure of our incentive plans	Eliminated the practice of “make whole” equity awards as part of our annual incentives so that there is now a single annual cash incentive award and a single long-term restricted stock unit award, consistent with market practices
Increase the use of performance-based equity awards for long-term incentives	Doubled the mix of performance-based restricted stock units (from 25% to 50%) of the total equity award; 50% of the award is dependent upon the achievement of specific financial measures as compared against our Peer Group over a three-year performance period
Place a heavier weight on relative performance for long-term incentives, using multiple metrics	Adopted new financial metrics that represent key elements of business performance — Earnings Before Interest and Taxes (“EBIT”) Margin, Earnings Per Share (“EPS”) Growth, Return on Assets (“ROA”) and Return on Invested Capital (“ROIC”) — with award amounts determined based upon performance measured relative to the performance of our Peer Group
Provide more thorough disclosure of stockholder engagement efforts	Provided a more detailed description of our stockholder interaction and how we incorporated their feedback in the development and adoption of our new executive compensation program
Provide more transparent communication about how the program works	Revamped our proxy statement narrative using a simpler format, more plain English and a greater number of graphical illustrations

We now have an executive compensation program that has been fully adopted and implemented that addresses the feedback of our key stakeholders. It was carefully developed to incorporate the extensive input that we gathered and analyzed from our stockholders, proxy advisory firms, independent consultants, management and our full Board. The new executive compensation program represents a fundamental shift in our approach to executive pay. It addresses the feedback that we received and reaffirms our commitment to pay-for-performance that drives long-term stockholder value.

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Our new executive compensation program was revised to target the 50th percentile of our Peer Group for total direct compensation and annual incentives, departing from our prior practice of targeting the 75th percentile. We also shifted a much larger percentage of our NEOs’ compensation to long-term, performance-based incentives. This was accomplished with the following critical changes:

Reduced target annual incentive amounts;
Simplified our annual incentive and long-term incentive program; and
Shifted to a significantly higher percentage of incentive awards tied to long-term performance.

These changes follow the significant reduction to the compensation of our Executive Chairman, Mr. Amin J. Khoury, which was agreed to and implemented in conjunction with the spin-off of KLX at the end of 2014. Mr. Khoury agreed to a series of changes that:

•	Reduced his base salary by more than 35%;

•	Reduced his annual incentive target to 175% of his reduced base salary;

•	Reduced the value of his annual equity awards from 310% to 250% of his reduced base salary;

•	Substantially reduced annual retirement compensation contributions; and

•	Waived rights under his prior employment agreement to any gross ups with respect to taxes imposed under Sections 4999 or 409A of the Internal Revenue Code (as amended, the “Code”).

In addition, during 2015, Mr. Khoury agreed to shift a significant portion of his compensation to be more performance-based and tied to the performance of the Company’s stock.

All of the above changes were implemented in the context of a strong track record of exceptional financial performance and compelling stockholder returns.

•	Over the past ten years our revenues have grown at a compound annual growth rate (“CAGR”) of 15.1% while our operating earnings, adjusted for one-time items, have grown at a 23.9% CAGR and our operating margins have expanded 960 basis points, measured excluding the results of KLX for all periods.

•	Our ten-year cumulative total stockholder return has exceeded both an index of our industry Peer Group as well as broader market indices.

To that end, 2015 was another very successful year as compared to our own targets as well as our Peer Group. We:

•	Grew revenues by 5%, adjusted EBIT by 7.5% and adjusted EPS by 20.7% as compared to the prior year with EPS of $3.03 exceeding our initial guidance.

•	Reported a record operating margin which exceeded our guidance and expanded by 50 basis points as compared to the prior period.

•	Generated $240 million of free cash flow, reflecting a 76% free cash flow conversion ratio and exceeding our guidance.

•	Won record awards of approximately $3.1 billion, including both buyer furnished equipment and supplier furnished equipment programs.

•	Generated record bookings of approximately $3.0 billion, an increase of approximately 10% versus the prior year, representing a book-to-bill ratio of 1.1 to 1.

•	Established and executed a new capital allocation plan directly responsive to stockholder feedback that repurchased $150 million of shares, distributed $79 million in dividends and paid down $136 million of debt.

•	Our performance against our Peer Group exceeded the 75th percentile of our Peer Group for the key measures of revenue growth, EBIT margin, EPS growth, ROA and ROIC.

We believe the swift and significant measures that we took to modify our executive compensation program demonstrate our unwavering commitment to be responsive to our stockholders and ensure our executive compensation program aligns with market best practices. The changes further demonstrate our commitment to a pay-for-performance environment that aligns our stockholder and management interests.

While the say-on-pay vote is advisory only and is not binding on the Company, the Compensation Committee and our Board have demonstrated that they seriously consider the results of the stockholders’ vote and stakeholder feedback and will take the actions necessary to address such results.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM FOR OUR NEOS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE “COMPENSATION DISCUSSION AND ANALYSIS”, THE COMPENSATION TABLES AND THE ACCOMPANYING NARRATIVE DISCLOSURES.

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EXECUTIVE OFFICERS

Amin J. Khoury

Amin J. Khoury, 77, has been our Executive Chairman since December 16, 2014, and was previously the Chairman of the Board of Directors from July 1987 when he co-founded the Company. Mr. Khoury also served as the Company’s Co-Chief Executive Officer from January 1, 2014 through December 15, 2014, and Chief Executive Officer from July 1987 through April 1996 and again from December 31, 2005 through December 31, 2013. Mr. Khoury has been Chairman of the Board of Directors and Chief Executive Officer of KLX Inc. since October 2014. From 1986 until April 2012, Mr. Khoury was a director of Synthes, Inc. Mr. Khoury was a Trustee of the Scripps Research Institute from 2008 to 2014. Mr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors, which is earned by completing a minimum of 90 hours of public company director education, and an Advanced Director Certification from the Corporate Directors Group.

Werner Lieberherr

Werner Lieberherr, 56, has been President and Chief Executive Officer of the Company since December 16, 2014. Prior to this role, Mr. Lieberherr was our President and Co-Chief Executive Officer from January 1, 2014 through December 15, 2014 and President and Chief Operating Officer from December 31, 2010 through December 31, 2013. From July 2006 through December 2010, Mr. Lieberherr was Senior Vice President and General Manager for the Commercial Aircraft Segment. Prior to joining the Company, Mr. Lieberherr spent 15 years with ABB and Alstom in the energy industry, serving in various senior management positions in Europe, Asia and as President of North America operations. Mr. Lieberherr is also a member of the Board of Directors of the International Transport Aircraft Seating Suppliers’ Association.

Joseph T. Lower

Joseph T. Lower, 49, has been Vice President and Chief Financial Officer since December 16, 2014. Previously, Mr. Lower served as Vice President – Finance from November 1, 2014. Prior to joining the Company, Mr. Lower was Vice President of Business Development and Strategy for The Boeing Company from 2002 to 2014. Prior to joining Boeing in 2002, among other finance positions, Mr. Lower spent six years with Credit Suisse in various investment banking roles including positions in Mergers and Acquisitions and Corporate Finance.

Sean J. Cromie

Sean J. Cromie, 49, has been Vice President and General Manager, Commercial Aircraft Segment since January 2011. From November 2007 to December 2010, Mr. Cromie served as Vice President and Managing Director of the Seating Facility in Kilkeel, Northern Ireland and previously as Business Unit Director. Prior to joining the Company, Mr. Cromie spent six years in operational management roles with Sanmina SCI and NACCO MHG. Mr. Cromie also spent seven years with Kerry Group PLC.

Tommy G. Plant

Tommy G. Plant, 47, has been Vice President and General Manager, Business Jet Segment since August 2015. He continues to serve as Vice President and General Manager of the Seating Products Group of the Commercial Aircraft Segment, a position he has held since 2006. Prior to that, Mr. Plant held various senior management positions within the Seating Products Group, including Vice President and General Manager of the Seating Business, Vice President of Engineering and Vice President of Premium Class Seating Programs. Prior to joining the Company, Mr. Plant spent six years in engineering roles for the Army Weapons Division of British Aerospace PLC.

Ryan M. Patch

Ryan M. Patch, 56, has been Vice President – Law, General Counsel, Secretary and Chief Compliance Officer since July 2009 and was previously Vice President – Law from December 2008 to July 2009. From 2005 to 2008, Mr. Patch was a shareholder and member of the Board of Directors of Jackson Tidus in Irvine, California. Prior to that, Mr. Patch was a partner in a boutique California law firm since 1992. Mr. Patch is Authorized House Counsel in the State of Florida and has been admitted to practice before the State Bar of California and various U.S. District Courts in California.

Stephen R. Swisher

Stephen R. Swisher, 57, has been Vice President – Finance, Controller and Assistant Secretary since August 2001 and Vice President – Finance and Controller since August 1999. Mr. Swisher has been Controller since 1996 and served as Director, Finance from 1994 to 1996. Prior to 1994, Mr. Swisher held various management positions at Burger King Corporation and Deloitte & Touche LLP.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company’s common stock as of April 25, 2016, except as otherwise noted, by: (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock of the Company; (ii) each of the Company’s Executive Chairman, President and Chief Executive Officer, Vice President and Chief Financial Officer, the three other most highly paid executive officers in 2015, (iii) each of the Company’s directors; and (iv) all of the Company’s NEOs and directors as a group. Except as otherwise indicated, each stockholder named below has sole voting and investment power with respect to the shares of common stock beneficially owned:

Common Stock Beneficially Owned
Beneficial Owners	Number of Shares(1)	Percent of Outstanding Shares
BlackRock, Inc 40 East 52nd Street New York, NY 10022	8,656,850(2)	8.5%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,276,707(3)	7.1%
Amin J. Khoury+*	236,214	**
Werner Lieberherr+	88,338(4)	**
Joseph T. Lower+	61,454	**
Ryan M. Patch+	24,885	**
Sean J. Cromie+	21,325	**
Tommy G. Plant+	13,230	**
Jonathan M. Schofield*	51,869(5)	**
Richard G. Hamermesh*	24,850(6)	**
John T. Whates*	9,125(7)	**
David J. Anderson*	8,551(8)	**
James F. Albaugh*	8,111(10)	**
Mary M. VanDeWeghe*	8,068(9)	**
All Directors and Named Executive Officers as a group (12 Persons)	556,020	**
+	Named Executive Officer
*	Director of the Company
**	Less than 1 percent
(1)	As of April 25, 2016, the Company had 102,202,707 shares of common stock outstanding.
(2)	Based on information in the Schedule 13G, as of December 31, 2015, filed on January 25, 2016, BlackRock, Inc. reported beneficial ownership of 8,656,850 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of April 25, 2016.
(3)	Based on information in the Schedule 13G/A, as of December 31, 2015, filed on February 10, 2016, The Vanguard Group reported beneficial ownership of 7,276,707 shares. Of the 7,276,707 shares beneficially owned, The Vanguard Group reported that it had sole voting power over 104,875 shares, shared voting power over 9,800 shares, sole dispositive power over 7,163,322 shares and shared dispositive power over 113,385 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G/A. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of April 25, 2016.
(4)	Includes 11,308 shares indirectly owned.
(5)	Includes 11,368 shares owned pursuant to the NEDSDCP.
(6)	Includes 12,240 shares owned pursuant to the NEDSDCP and 2,000 shares indirectly owned.
(7)	Includes 3,081 shares owned pursuant to the NEDSDCP.
(8)	Includes 5,421 shares owned pursuant to the NEDSDCP.
(9)	Includes 4,918 shares owned pursuant to the NEDSDCP.
(10)	Includes 980 shares owned pursuant to the NEDSDCP.

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COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

Our executive compensation programs have consistently aligned with our exceptional performance as an industry leader that strives to excel on the measures of growth, profitability and total stockholder return. Over the past ten years our revenues have grown at a compound annual growth rate (CAGR) of 15.1% while our operating earnings, adjusted for one-time items, have grown at a 23.9% CAGR and our operating margins have expanded 960 basis points, measured excluding the results of KLX for all periods. Our ten-year cumulative total stockholder return has exceeded both an index of our Peer Group, as well as broader market indices. Presented below is a comparison of our total stockholder return versus that of the S&P 500, the NASDAQ Composite Index, and our Peer Group over the ten-year period ended December 31, 2015.

TEN-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

As of December 31, 2015

As a Company, we are committed to exceptional financial performance and being responsive to our stockholders. This has been demonstrated in the strategic actions we have taken, including the exploration of strategic alternatives that led to the spin-off of KLX, the capital allocation policy that we implemented that included the initiation of a dividend for the first time in the Company’s history and adoption of a significant share repurchase program, and the series of changes that we made to our executive compensation program over the past couple of years. These changes included modifying the annual incentives to limit cash bonuses paid to our NEOs, implementing a compensation recoupment policy consistent with current market best practices and adopting a policy prohibiting directors and executive officers from engaging in short sales of Company securities. Therefore, we were disappointed when, after achieving favorable votes in previous years, in 2015 an unfavorable level of support (affirmative votes of 42.4% of votes cast, excluding abstentions and non-votes) was received on our say-on-pay vote regarding executive compensation.

In response, our Compensation Committee took prompt and decisive measures to adjust our executive compensation program to be responsive to the stockholder feedback that we received and to be more consistent with favorable say-on-pay practices. Our new approach to executive compensation is described in detail herein. Of note, the significant changes that were adopted were done so in the context of retaining and incentivizing our executive leadership team, while also complying with existing employment agreements.

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A NEW APPROACH TO EXECUTIVE PAY

We have a new executive compensation program that has been fully adopted and implemented. It was carefully developed to incorporate the extensive feedback that we gathered and analyzed from a spectrum of stakeholders, including our stockholders, proxy advisory firms, independent consultants, management and our full Board. The new program represents a fundamental shift in our approach to executive pay. It addresses the feedback that we received and reaffirms our commitment to pay-for-performance that drives long-term stockholder value by exemplifying the following critical elements:

Our Named Executive Officers (NEOs)
Amin J. Khoury	Executive Chairman
Werner Lieberherr	President and Chief Executive Officer (President & CEO)
Joseph T. Lower	Vice President and Chief Financial Officer
Sean T. Cromie	Vice President and General Manager – Commercial Aircraft Segment
Tommy G. Plant	Vice President and General Manager – Business Jet Segment
Ryan M. Patch	Vice President – Law, General Counsel, Secretary and Chief Compliance Officer

IMPLEMENTING THE FEEDBACK WE RECEIVED

We regularly meet with our stockholders to discuss business topics, seek feedback on our performance, and address other matters such as executive compensation. We increased the focus and intensity of our stockholder engagement as a result of the unfavorable 2015 say-on-pay vote. Over the last year, we spoke with our largest stockholders, in total aggregating more than 50% of our outstanding shares. This was accomplished through a series of meetings and one-on-one discussions. Through these exchanges, we gained greater appreciation for our stockholders’ views on compensation philosophies, annual incentives, long-term incentive targets, performance metrics and incentive designs. We reviewed the feedback with our senior management, Compensation Committee and the entire Board.

As part of this process, the Compensation Committee retained Pearl Meyer, a leading independent compensation consulting firm, to gain further insight on current pay practices to ensure that our approach going forward effectively balances competitive market practices, stockholder expectations, best-practice governance standards and our business strategy.

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The result of this extensive outreach was the development, adoption and implementation of a new comprehensive executive compensation program that more closely aligns with market best practices and stockholder feedback. We committed to executing on an aggressive, yet thoughtful, implementation timeline to respond to our stockholders’ priorities, while mitigating any avoidable disruption to the business. Specifically, we adopted new long-term equity incentive awards for the grants awarded in November 2015 and set the new annual incentive targets effective as of January 1, 2016. The following is an overview of the modifications that we made based on what we heard from our key stakeholders.

What We Heard	What We Did
Target TDC at the 50th percentile of our Peer Group	Targeted TDC at the 50th percentile of our Peer Group, representing a significant reduction from the prior practice of targeting the 75th percentile of our Peer Group
Target annual incentive levels at the 50th percentile of the Peer Group	Targeted annual incentive levels at the 50th percentile of our Peer Group, resulting in meaningful reductions to the target levels, including a 22% reduction to our President & CEO’s annual incentive target
Simplify the overall structure of our incentive plans	Eliminated the practice of “make whole” equity awards as part of our annual incentives so that there is now a single annual cash incentive award and a single long-term restricted stock unit award, consistent with market practices
Increase the use of performance-based equity awards for long-term incentives	Doubled the mix of performance-based restricted stock units (from 25% to 50%) of the total equity award; 50% of the award is dependent upon the achievement of specific financial measures as compared against our Peer Group over a three-year performance period
Place a heavier weight on relative performance for long-term incentives, using multiple metrics	Adopted new financial metrics that represent key elements of business performance — EBIT Margin, EPS Growth, ROA and ROIC — with award amounts determined based upon performance measured relative to the performance of our Peer Group
Provide more thorough disclosure of stockholder engagement efforts	Provided a more detailed description of our stockholder interaction and how we incorporated their feedback in the development and adoption of our new executive compensation program
Provide more transparent communication about how the program works	Revamped our proxy statement narrative using a simpler format, more plain English and a greater number of graphical illustrations

A CLOSER LOOK AT HOW OUR PROGRAM WORKS

Our executive compensation program is grounded in the following guiding principles and best-practice governance features:

•	Compensation targeted at the 50th percentile of our Peer Group; performance above the 50th percentile is rewarded and capped;

•	Heavy emphasis on performance-based variable compensation, consistent with market best practices;

•	Rigorous stock ownership guidelines;

•	Clawback policy;

•	Annual risk assessments;

•	No tax gross-ups;

•	No option backdating or repricing; and

•	No hedging or pledging.

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Targeting Compensation at the 50th Percentile of our Peer Group

Our executive compensation program is comprised of base salary, annual incentives and long-term incentives. Target compensation award opportunities for our NEOs are expressed as a percentage of base salary and are based on each NEO’s level of responsibility and ability to impact overall business results. The Compensation Committee set target award levels under the new program to align TDC and annual incentive levels with the 50th percentile of our Peer Group, consistent with the feedback we received from our stockholders.

Specifically, our new program incorporates the following significant performance changes:

Reduced target annual incentive amounts;
Simplified our annual incentive and long-term incentive program; and
Shifted to a significantly higher percentage of incentive awards tied to long-term performance.

Changes to the NEOs’ compensation were adopted within the terms of existing employment agreements. We address the changes to the compensation of our Executive Chairman, Mr. Amin Khoury, separately below given the significant reductions that were made to his compensation at the end of 2014 associated with the spin-off of KLX.

As shown below, a considerable shift has been made to the composition of the NEOs’ target compensation with meaningful reductions to the annual incentive targets.

Annual Incentive Targets Comparison
	Target Award Opportunity (As a Percentage of Base Salary)
Name	Previous Plan	New Plan
Werner Lieberherr	160%	125%
Joseph T. Lower	100%	80%
Sean T. Cromie	90%	75%
Tommy G. Plant	90%	75%
Ryan M. Patch	90%	70%

A highly impactful change to long-term incentives (“LTI”) has also been made to incentivize sustainable growth for the years to come. Our new program emphasizes long-term performance, innovation and strategy, which is expected to create stockholder value and attractive returns on investment. The increases to LTI award amounts were made in the context of lower annual incentive target levels and the elimination of annual “make-whole” awards of restricted stock, which previously provided meaningful compensation to our NEOs.

LTI Targets Comparison
	Target Award Opportunity (As a Percentage of Base Salary)
Name	Previous Plan	New Plan
Werner Lieberherr	285%	380%
Joseph T. Lower	300%	340%
Sean T. Cromie	110%	170%
Tommy G. Plant	90%	170%
Ryan M. Patch	110%	155%

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Importantly, the increases to target LTI are in the form of performance-based restricted stock units, as highlighted below. This substantial shift in the percentage of performance-based awards is in direct response to stockholder feedback and consistent with market best practices.

LTI Target Performance & Time-Based Award Mix
	Target Award Opportunity
	(As a Percentage of Base Salary)
	Performance-Based		Time-Based
Name	Previous Plan	New Plan	Previous Plan	New Plan
Werner Lieberherr	71%	190%	214%	190%
Joseph T. Lower	75%	170%	225%	170%
Sean T. Cromie	28%	85%	83%	85%
Tommy G. Plant	23%	85%	68%	85%
Ryan M. Patch	28%	78%	83%	78%
Note: Amounts above are rounded to the nearest whole number.

Emphasizing Performance

Both our annual incentives and LTI place a significant focus on attaining certain performance goals. We developed metrics, both financial and operational, to measure performance and ensure that NEO pay is fully aligned with performance.

The financial performance metrics upon which our NEOs’ performance-based incentive awards are determined are directly linked to the key drivers of our business: growth, operating efficiency and return on capital. These metrics are also meaningful to investors and consistent with their feedback.

The strategic and operational initiatives established and approved by the Compensation Committee at the beginning of each year are directly related to our business goals and ensure that the highest priorities are identified, monitored and measured over the course of the performance period. All of the financial and strategic goals are thoughtfully developed to complement each other — creating a holistic program that aligns the interests of our stockholders with our business strategy.

Annual incentives reward both the achievement of short-term financial goals, as well as the execution of activities to advance our strategic and operational priorities, which support near-term financial performance and long-term strategic objectives. Below is a summary of the annual incentive plan structure, including metrics and weightings.

Annual Incentive Plan Structure
Weighting	Performance Objectives	Metrics
EBIT Margin (33 1/3% weighting)
70%	Financial Metrics		EPS Growth (33 1/3% weighting)
ROIC (33 1/3% weighting)
Examples of strategic and operational initiatives include, but are not limited to:
		•	Successful capture of identified new business campaigns, continuing our track record of winning critical new awards with leading airlines, leasing companies and aircraft OEMs;
		•	Development and launch of new product offerings to extend our market leading position based upon innovation and differentiation;
30%	Strategic and Operational Initiatives	•	Execution of specified cost reduction programs based on lower costs and improved operational efficiencies, aggressive supply chain management initiatives, continued low cost country sourcing and reduction of non-production related spending;
		•	Implementation of key operating initiatives, including enterprise wide activities such as our ERP roll-out to improve operational effectiveness; and
		•	Successful execution of our capital deployment plan consistent with our stockholder discussions while ensuring continued financial flexibility to achieve our strategic, operational and financial objectives.

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The Financial Metric portion of the annual incentives will be determined by the achievement of the performance metrics set at the beginning of the year and as compared with our Peer Group on a relative basis. The schedule below sets forth the annual incentives to be paid as a percentage of target (which was set at the 50th percentile of our Peer Group). Performance below or above target will result in an award ranging from 0% to a maximum of 200% of target. The strategic and operational initiatives will be evaluated based upon demonstrated performance against the pre-determined objectives with a maximum payout of 150% of target. Award amounts will be subject to a limitation to ensure compliance with Section 162(m) of the Code.

Annual Incentive Plan Financial Performance & Payout Ranges
Performance Level	Range of Payout*
Below 80% of Target	0% payout
From 80% to 100% of Target	50% to 100% payout
From 100% to 120% of Target	100% to 200% payout
Above 120% of Target	200% payout (capped)
* Performance between 80% and 100% achievement and 100% and 120% achievement is interpolated between the end points identified above.

LTI encourages our NEOs to execute on longer-term financial goals that drive stockholder value creation and support our retention strategy. We developed metrics that align with successful business performance and long-term value creation which are summarized below.

LTI Plan Structure
Weighting	Equity Vehicles	Metrics
50%	Performance-Based Restricted Stock Units: Earned and vest based on the achievement of financial metrics relative to our Peer Group over a three-year performance period	EBIT Margin (25% weighting) EPS Growth (25% weighting) ROA (25% weighting) ROIC (25% weighting)
50%	Time-Based Restricted Stock Units: Vest in equal one-third increments, annually, until becoming fully vested on the third anniversary of the grant date	Time passage

The actual amount of performance-based restricted stock units that are earned and vest will be driven by the achievement of the above performance metrics at the end of the three-year performance period relative to our compensation Peer Group as follows:

LTI Performance & Payout Ranges
Percentile Ranking	Range of Payout*
Below 25th Percentile	0% payout
From 25th to 50th Percentile	50% to 100% payout
From 50th to 75th Percentile	100% to 200% payout
Above 75th Percentile	200% payout (capped)
* Performance between the 25th and 50th percentiles and 50th and 75th percentiles is interpolated between the end points identified above.

Both the annual incentives and LTI use EBIT margin, EPS growth and ROIC among other performance metrics. It is important to recognize that results of these performance metrics are measured using different time periods (annually for annual incentives and three years for the LTI), as well as both an absolute and relative basis. This approach supports our primary goal of growing total stockholder returns over the long term.

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Pay Mix

The new executive compensation program significantly increases the portion of pay that is performance-based. The charts below show the relative composition of target TDC for our President & CEO and our other NEOs. These charts also illustrate the meaningful reduction to the target level of the annual incentives. The combination of changes increases the accountability and correlation of performance relative to pay.

All figures below are shown as a percentage of target TDC and rounded to the nearest whole number.

TARGET TDC COMPARISON: PRESIDENT & CEO

TARGET TDC COMPARISON: OTHER NEOs (EXCLUDES PRESIDENT & CEO AND EXECUTIVE CHAIRMAN)

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OUR EXECUTIVE CHAIRMAN

Mr. Amin J. Khoury is our founder and Executive Chairman. He has led the direction of our Company for almost 30 years and over that time he has built what we believe to be the leading aircraft cabin interior company for commercial airliners and business jets and created tremendous value for our stockholders. Since 1987, Mr. Khoury has been dedicated to building a market leading business and world class organization. His dedication to the Company’s strong performance has been the foundation supporting our market success and long-term value creation for our stockholders. He has led our strategic direction, operational priorities and stockholder communications. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has intimate knowledge of the Company and its industry, customers, suppliers and competitors. Given the dynamic market environment, the Company continues to rely heavily on Mr. Khoury’s knowledge, skills and relationships.

In conjunction with the spin-off of KLX at the end of 2014, the Company entered into an amended and restated employment agreement with Mr. Khoury that substantially reduced his annual compensation. These changes, among other things:

•	Reduced his base salary by more than 35%;

•	Reduced his annual incentive target to 175% of his reduced base salary;

•	Reduced the value of his annual equity awards from 310% to 250% of his reduced base salary;

•	Substantially reduced annual retirement compensation contributions; and

•	Waived rights under his prior employment agreement to any gross ups with respect to taxes imposed under Sections 4999 or 409A of the Code.

In addition, during 2015 Mr. Khoury agreed to shift a significant portion of his compensation to be more performance-based and tied to the performance of the Company’s stock as highlighted below and shown as a percentage of target TDC.

TARGET TDC COMPARISON: EXECUTIVE CHAIRMAN

2015 HIGHLIGHTS AND REVIEW

Compelling Strategic Position

Our strategy is to maintain global leading positions in attractive end markets as the premier global manufacturer of aircraft cabin interior equipment for commercial airliners and business jets. We best serve our customers by:

•	Investing in research, development and engineering in order to design, develop, certify, manufacture and deliver the broadest and most innovative products, integrated systems and services in the industry;

•	Pursuing the highest level of quality and safety in every facet of our operation, from the factory floor to customer support;

•	Aggressively pursuing continuous improvement initiatives in all facets of our business, and in particular our manufacturing operations, to reduce cycle time, lower cost, and improve on-time delivery all while maintaining disciplined expense management; and

•	Providing best-in-class globally based customer and product support focused by airline and commercial aircraft and business jet original equipment manufacturers, encompassing our entire product line.

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Exceptional Financial Performance

2015 was an important year in the Company’s history as it was our first year as the “new” B/E Aerospace, following the spin-off of KLX on December 16, 2014. B/E Aerospace is now exclusively focused on the design, development, certification and manufacturing of aircraft cabin interior equipment and uniquely positioned as the leading manufacturer of aircraft cabin interior equipment for both commercial airlines and business jets. We believe our executive compensation was well aligned with and reflects our solid performance in 2015 in which we grew revenues by 5%, adjusted EBIT by 7.5% and adjusted EPS by 20.7% as compared to the prior year.

2015 FINANCIAL RESULTS

Amounts are in millions, except per share data

*	2015 excludes $49.0 of costs associated with our third quarter charge relative to our cost reduction program. 2014 excludes $22.3 of certain costs previously allocated to the consumables management segment, and $303.7 related to debt prepayment, spin-off, and other one-time costs, and adjusts the 2014 effective tax rate to be comparable with the 2015 effective tax rate of 22.0%

Specific 2015 business highlights included:

•	Delivered earnings per diluted share of $3.03, exclusive of a third quarter charge associated with cost reduction programs, an increase of 20.7% as compared with the prior year. This result exceeded our initial guidance of $3.00 per share and was achieved in spite of significant macro headwinds from adverse foreign exchange impacts and the collapse in oil prices which negatively impacted our business with Russia and other emerging countries, as well as our business jet and helicopter OEM customers;

•	Reported a record operating margin, exclusive of the third quarter charge, of 18.4% which exceeded our guidance and expanded by 50 basis points as compared to the prior period due to disciplined expense management throughout the year;

•	Generated $240 million of free cash flow, exclusive of the third quarter charge, reflecting a 76% free cash flow conversion ratio and exceeding our guidance;

•	Won record awards of approximately $3.1 billion, including both buyer furnished equipment and supplier furnished equipment programs. The awards for the year were strong and are very well distributed geographically:

○	Performed particularly well in North America with awards from Air Canada, American Airlines, Delta Airlines, JetBlue Airways, Southwest Airlines and United Airlines;

○	Won an award from a major international airline to outfit its new-buy wide-body aircraft with proprietary and unprecedented high-end super first class suites; and

○	Announced supplier furnished equipment awards for passenger oxygen systems and toilets for the Boeing 777X as well as an extension of the Company’s exclusive agreement to supply LED lighting systems for the Boeing 737 MAX.

•	Generated record bookings of approximately $3.0 billion, an increase of approximately 10% versus the prior year, representing a book-to-bill ratio of 1.1 to 1. In addition, our commercial aircraft segment seating business booked more than $1.0 billion of new business for the second year in a row;

•	Reported a record backlog (booked and unbooked) of approximately $8.8 billion;

•	Developed and began implementation of a comprehensive cost reduction program that includes the consolidation of six facilities, repositioning of business lines to lower cost manufacturing environments and elimination of more than 450 positions; and

•	Established and executed a new capital allocation plan directly responsive to stockholder feedback that repurchased $150 million of shares, distributed $79 million in dividends and paid down $136 million of debt.

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THE ELEMENTS OF 2015 COMPENSATION

Compensation Overview

Our executive compensation program is composed of base salary and annual and long-term incentives as summarized below:

Element	Description
Base Salary	Provides a competitive level of pay that reflects the executive’s experience, role and responsibilities.
Annual Incentives	Performance-based incentive which rewards individual, business segment and overall corporate results for the most recently completed fiscal year. Previously consisted of cash and restricted stock. Going forward will only include cash awards.
Long-Term Incentives (LTI)	Provides meaningful performance-based incentives for management to execute on longer-term financial and strategic growth goals that drive stockholder value and supports Company’s retention strategy.

Our Compensation Committee performs annual reviews of our performance and the contributions of our NEOs to ensure that our executive compensation program rewards the achievement of our financial objectives and the execution of our business strategy. To ensure our executive compensation program is competitive within the market and aligned with market best practices, the Compensation Committee retains Mercer, an independent consultant, to provide benchmarking data and analysis. We believe our executive compensation program is reasonable and provides appropriate incentives to our executives to achieve our corporate objectives without encouraging them to take excessive risks for short-term gains in their business decisions.

Base Salary

We provide each of our NEOs with a competitive annual base salary. Each year, in determining any adjustments to base salaries, the Compensation Committee considers the relative importance of each position, the competitive marketplace, including the annual compensation analysis prepared by an outside consultant, and the individual’s performance. Annual merit increases generally occur in July of each year.

We believe that it is important to pay a base salary that is consistent with similarly-sized industry peers with comparable performance characteristics. In 2015, base salary increases for our NEOs, exclusive of increases associated with promotions and changes in responsibilities, were approximately 3% of their 2015 base salaries. As more fully described under the heading “External Benchmarking” below, these increases generally positioned our NEOs’ TDC levels at approximately the 50th percentile of the executives in comparable positions within our Peer Group.

Annual Incentives

General Provisions. We believe that directly linking a significant portion of our NEOs’ cash compensation to performance goals assists the Company in achieving our business priorities and corporate objectives. Therefore, our NEOs may receive annual incentives based on the attainment of both financial and individual performance targets. The pool of funds available for such awards is determined by multiplying Company adjusted EBIT by a percentage agreed upon by the Compensation Committee, thereby providing an incentive pool which increases or decreases with pretax earnings. For 2015, the amount of annual incentives awarded was less than the total pool amount allowed and the total amount of awards to the NEOs was less than that awarded to the NEOs for 2014 despite comparable performance levels between the two years.

Annual incentives for the NEOs are capped at their target level, stated as a percentage of base salary. For 2015, the targets and maximum cash payments for each of our NEOs, expressed as a percentage of each such individual’s base salary, were as follows: Mr. Khoury, 175%; Mr. Lieberherr, 160%; Mr. Lower, 100%; Mr. Cromie, 90%; Mr. Plant, 90%; and Mr. Patch, 90%. The Compensation Committee, in its sole discretion, may adjust awards on a case-by-case basis. As addressed herein, the targets and maximum cash payment amounts for our NEOs have been revised under our new executive compensation program. In addition, NEOs could previously receive a restricted stock grant if the actual award exceeded the cash compensation cap. As part of our new executive compensation program, this practice was discontinued.

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Financial Performance Objectives. At the beginning of 2015, our Compensation Committee set the financial performance objectives under the annual incentive plan for each of our NEOs based upon our financial forecast and business outlook for the year. For Messrs. Khoury, Lieberherr, Lower, and Patch, financial performance objectives for 2015 were operating earnings and operating cash flow (each weighted at 30%), and operating margin and bookings (each weighted at 20%) for the Company. In evaluating the financial performance in 2015, the Compensation Committee determined that the results for purposes of annual incentive plan calculation should exclude the charge associated with the Company’s cost reduction program announced during the third quarter as well as certain legal expenses associated with the successful defense of patent related matters. As part of this consideration, the Compensation Committee reviewed the Company’s strong relative performance versus its peers across key financial metrics for 2015. The table below summarizes the targets and associated performance of the Company for 2015.

Company Financial Targets and Performance
		2015 Target	2015 Actual	Percentage of
Financial Metric	Weighting	($ millions or %)	($ millions or %)	Target Achieved
Operating Earnings	30%	$512	$505	99%
Operating Cash Flow	30%	$401	$408	102%
Bookings	20%	$2,861	$2,989	104%
Operating Margin	20%	18.0%	18.5%	103%

Mr. Cromie’s financial performance objectives relate to the commercial aircraft segment’s operating earnings and operating margin. Mr. Plant’s financial performance took into consideration both the operating earnings and operating margin of the business jet segment during his oversight as well as the performance of the seating business within the commercial aircraft segment. The table below summarizes the targets and performance of the Company’s business segments for 2015.

Segment Level Financial Targets and Performance
		2015 Target	2015 Actual	Percentage of
Financial Metric	Weighting	($ millions or %)	($ millions or %)	Target Achieved
Commercial Aircraft Segment
Operating Earnings	50%	$397	$403	102%
Operating Margin	50%	18.2%	19.2%	106%
Business Jet Segment
Operating Earnings	50%	$115	$102	89%
Operating Margin	50%	17.3%	16.2%	93%

The minimum threshold for an award with respect to each financial performance objective is 80% of the applicable target. For performance between 80% and 90% of target, awards generally will not exceed 25% of the targeted annual cash incentive. For performance between 90% and 100% of target, the amount of an award is determined by linear interpolation.

Discretionary Individual Performance Assessments. While the above financial metrics were the primary basis for determining actual bonus amounts, the Compensation Committee also took into consideration each NEO’s individual performance. Individual performance is evaluated subjectively at year-end — in the context of the Company’s overall business strategy and individual contributions made during the year in advancing the Company’s business priorities.

•	Individual performance assessments for the NEOs, other than the Executive Chairman and the President & CEO: Messrs. Khoury and Lieberherr evaluated each of the other NEOs and used their business judgment to provide annual incentive recommendations to the Compensation Committee. The Compensation Committee considered these recommendations and had the authority to make adjustments as it deemed appropriate.
•	Individual performance assessments for the Executive Chairman and the President & CEO: The Compensation Committee conducted similar, in-depth, year-end qualitative assessments for Messrs. Khoury and Lieberherr to determine their annual incentive awards.

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The Company does not set predetermined individual performance formulas or goals for the NEOs at the beginning of the year. At the end of the year, the Executive Chairman and the President & CEO evaluate each of the other NEOs’ performance during the year, and provide recommendations to the Compensation Committee as to their individual performance assessments. The Compensation Committee performs a similar assessment of our Executive Chairman and our President & CEO. The individual performance assessment process is a discretionary, holistic, multi-faceted assessment that takes into account one or more of the following factors:

•	Acceleration of strategic priorities to include initiation of new activities, acceleration of existing plans and successful integration of broader initiatives;

•	Advancement of business priorities to include new commercial awards, new product development initiatives, cost reduction activities to include supply chain and lean/continuous improvement initiatives, and process alignment initiatives driven toward simplifying and improving efficiency;

•	Leadership and talent development efforts to encompass successful execution of global human resources strategies to attract, develop, retain and incentivize our workforce;

•	External recognitions such as Supplier of the Year and Customer Support and Service Champion or other customer satisfaction and key stakeholder acknowledgements; and

•	Execution of financial strategies that may include asset management, tax and capital deployment priorities.

Annual Incentive Awards for 2015. Based on the financial performance results and individual achievements, on February 17, 2016, the Compensation Committee approved the following annual incentive awards:

2015 Annual Incentive Awards
	Target Bonus as a	Target	Award
	Percentage of	Bonus	Amount
Name	Base Salary	($)	($)
Amin Khoury	175%	$1,622,250	$1,622,250
Werner Lieberherr	160%	$1,626,576	$1,626,576
Joseph T. Lower	100%	$463,500	$463,500
Sean J. Cromie	90%	$419,827	$419,827
Tommy G. Plant	90%	$351,000	$351,000
Ryan M. Patch	90%	$466,720	$466,720

These targets are based on those associated with our prior executive compensation program. Annual incentive payouts to be paid in February 2017 based on 2016 performance will be measured against the new executive compensation program’s annual incentive targets adopted at the beginning of 2016. For comparison purposes, the 2014 annual incentive payout to NEOs also included additional equity awards referred to as “make-whole awards” to recognize performance above the pre-determined cash incentive cap (a percentage of base salary). As part of the recent executive compensation program redesign, our NEOs were not eligible for such awards in 2015.

Long-Term Incentives

General Provisions. In addition to annual incentives, our NEOs are eligible for LTI awards. We believe the use of LTI awards accomplishes important objectives of our executive compensation program by linking executive compensation to long-term stockholder value creation. The level of benefit received by our NEOs in connection with these awards is dependent, to a large degree, upon the successful execution of our strategy and delivering significant, sustained profitable growth.

On October 27, 2015, the Compensation Committee approved grants of restricted stock units to our NEOs, as well as other participants, which were awarded effective November 15, 2015. The number of restricted stock units comprising each award granted is equal to the dollar value of such award approved by our Compensation Committee, divided by the closing price of our common stock as quoted on the NASDAQ Global Select Market on the date of grant.

The 2015 LTI grants to our NEOs were awarded under our revised executive compensation program. In response to stockholder feedback and consistent with best practices, the portion of the award that was performance-based was doubled to 50% of the award amount. We also expanded the number of metrics and tied our performance to performance relative to our Peer Group. Previously, 25% of the LTI award was performance-based with vesting tied to return on equity (ROE) measured on an annual basis over a three-year period against targets determined by the Compensation Committee. The target ROE for 2015 was 192% which reflected the spin-off of KLX and associated impact to equity. The Company actually achieved an ROE of 960%, which reflected strong performance and the impact of a greater volume of share repurchases than originally planned in 2015. As a comparison, we also evaluated our performance based upon ROA for 2015 in which case we achieved a 10.7% annual return against a target of 10.6% or achievement of 101% of target.

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Vesting Schedules. 50% of the annual LTI award to each NEO is subject to time-based vesting and 50% of the annual LTI award is subject to performance-based vesting. The time-based portion of the award vests ratably over a period of three years starting on the first anniversary of the date of grant. With respect to the performance-based component, the Company will be evaluated based upon its performance against its Peer Group over a three-year measurement period. The metrics utilized reflect critical business performance indicators and address the key measures our stockholders identified. The metrics for the 2015 award were: EBIT margin, EPS growth, ROA, and ROIC. Vesting of the performance-based portion of the award is subject to the Company’s performance relative to our Peer Group over a three-year measurement period.

For 2015, LTI awards were granted as follows:

LTI Plan Structure
Weighting	Equity Vehicles	Metrics
EBIT Margin (25% weighting)
50%	Performance-Based Restricted Stock Units: Earned and vest based on the achievement of financial metrics relative to our Peer Group over a three-year performance period	EPS Growth (25% weighting) ROA (25% weighting)
ROIC (25% weighting)
50%	Time-Based Restricted Stock Units: Vest in equal one-third increments, annually, until becoming fully vested on the third anniversary of the grant date	Time passage

A Closer Look at Performance-Based Restricted Stock Units Awarded in 2015. This portion of a NEO’s LTI award is directly linked to a three-year performance period that consists of three annual performance cycles. The performance result used to determine the actual award earned will be calculated at the end of the three-year performance period by averaging the results of the three annual performance cycles.

Three-Year Performance Period 1/1/2016-12/31/2018
Award Granted: November 2015	Annual Performance Cycle 1/1/2016- 12/31/2016	Annual Performance Cycle 1/1/2017- 12/31/2017	Annual Performance Cycle 1/1/2018- 12/31/2018	Performance Result/Actual Award Determined: Q1 2019

The amount of the award earned is based on performance relative to peer performance on the four key metrics (EBIT margin, EPS growth, ROA, and ROIC).

LTI Performance & Payout Ranges
Percentile Ranking	Range of Payout*
Below 25th Percentile	0% payout
From 25th to 50th Percentile	50% to 100% payout
From 50th to 75th Percentile	100% to 200% payout
Above 75th Percentile	200% payout (capped)

*	Performance between the 25th and 50th percentiles and 50th and 75th percentiles is interpolated between the end points identified above.

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LTI Award Grants for 2015. Based upon the new executive compensation program and incentive targets, the Compensation Committee granted on November 15, 2015, the following awards.

2015 LTI Award Grants
	Target
	Performance-
	Based	Time-Based
	Restricted Stock	Restricted Stock	Grant Date
	Units(1)	Units(2)	Fair Value(3)
Name	#	#	$
Amin J. Khoury	34,042	34,043	$3,012,761
Werner Lieberherr	43,651	43,652	$3,863,158
Joseph T. Lower	17,807	17,807	$1,575,920
Sean J. Cromie	8,961	8,961	$793,049
Tommy G. Plant	7,492	7,492	$663,042
Ryan M. Patch	9,082	9,083	$803,801

(1)	Dependent on the achievement of financial metrics relative to our Peer Group over a three-year performance period.
(2)	Vest in equal one-third increments, annually, until becoming fully vested on the third anniversary of the grant date.
(3)	Full grant date fair value of performance-based and time-based restricted stock units as recognized under U.S. generally accepted accounting principles. The fair value was calculated using the closing price of our common stock on the grant date.

EXTERNAL BENCHMARKING

Benchmarking Objectives

Our Compensation Committee utilizes external benchmarking to ensure that our executive compensation program remains competitive and in alignment with our industry peers. The primary objective of our executive compensation program is to align our target levels of TDC levels for our NEOs at the 50th percentile of our Peer Group. We define target TDC as base salary, target annual incentive and target LTI. We routinely review the weighting of each component and have regularly adjusted accordingly based upon stockholder feedback and market best practices. While maintaining our primary objective, we also consider the cyclical nature of our business, our historical business performance, and our future financial and strategic goals.

Benchmarking Process

In 2015, the Compensation Committee retained Mercer, an independent compensation consultant, to assist in the assessment of our current executive compensation program including the review of market surveys and Peer Group comparisons. Compensation and other financial data for our Peer Group are compiled from publicly available information, as well as from Mercer’s proprietary database for similarly-sized industrial companies. Because the information is based on publicly available data, the comparisons are always against the data for the immediately preceding year (i.e., the 2015 study was based on data primarily included in the 2014 proxy statements of our Peer Group).

Market data provides a reference and framework for decisions about the base salary, target annual incentive and the appropriate target level of LTI to be provided to each NEO. In setting the target pay level of our NEOs, market data is reviewed along with a variety of other factors, including individual performance, competencies, skills, future potential, prior experience, scope of responsibility and accountability within the organization.

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Mercer reviewed both the individual components and aggregate composition of our compensation packages for our NEOs focusing on several components of pay including:

•	Base salary;

•	Target and actual annual incentives;

•	Total cash compensation (i.e., base salary plus cash incentives);

•	Target and actual long-term incentives;

•	Target and actual total direct compensation (i.e., total cash plus long-term incentives); and

•	Target and actual total TDC plus payments in lieu of retirement benefits, to the extent applicable.

Based on this review of our prior executive compensation program, Mercer advised the Compensation Committee that, for our NEOs:

•	Target TDC approximated the 50th percentile of our Peer Group;

•	Actual TDC approximated the 75th percentile of our Peer Group;

•	Base salaries, both target and actual, were between the 50th and 75th percentile of our Peer Group;

•	Target total cash compensation (including base salary and target annual incentives) was slightly above the 75th percentile of our Peer Group; and

•	Total actual cash compensation approximated the 75th percentile of our Peer Group.

Based upon these findings, stockholder feedback and an unfavorable vote regarding say-on-pay, the Compensation Committee made significant changes to our executive compensation program, as described in this Compensation Discussion and Analysis, to better align it with stockholder expectations and market best practices, starting with targeting the 50th percentile of our Peer Group for both TDC and annual incentives.

Our Peer Group

In consultation with Mercer, the Compensation Committee selected the companies listed below for our Peer Group on the basis that (i) as compared to our Company, they were within a reasonable range for revenue size and equity market capitalization; and (ii) they had executive positions comparable to those at our Company which required a similar set of management skills and experience. The median annual revenues of our Peer Group were approximately $2.9 billion; our revenues for the year ended December 31, 2015 were approximately $2.7 billion. The Compensation Committee, together with Mercer, reviews our Peer Group each year. We updated our Peer Group in 2015 to more closely align our peers from the perspectives of revenue, market capitalization and industry focus.

•	AAR Corp.

•	Crane Co.

•	Curtiss-Wright Corporation

•	Esterline Technologies Corporation

•	Harris Corporation

•	Hexcel Corporation

•	Huntington Ingalls Industries, Inc.

•	Moog, Inc.

•	Orbital ATK, Inc.

•	Rockwell Collins, Inc.

•	Spirit AeroSystems Holdings, Inc.

•	Teledyne Technologies Incorporated

•	Terex Corporation

•	TransDigm Group Incorporated

•	Triumph Group, Inc.

•	Wesco Aircraft Holdings, Inc.

Comparative Financial Performance Exceeded 75th Percentile

The Compensation Committee also reviews our performance against our Peer Group across key financial metrics such as revenue growth, EBIT margin, EPS growth, ROA and ROIC. Utilizing third party data sources, our Committee reviewed our performance in 2015 versus our peers and noted that we exceeded the 75th percentile for the key measures of revenue growth, EBIT margin, EPS growth, ROA and ROIC. The Compensation Committee included this information in its consideration of Company and individual performance assessments, particularly in the context of the total stockholder return realized during the year.

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OTHER BENEFITS

Retirement Benefits

All of our NEOs were eligible to participate in our qualified 401(k) defined contribution plan in 2015. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of compensation contributed by employees up to $10,600. In addition, we provide Messrs. Khoury and Lieberherr with the following payments:

•	In lieu of retirement benefits (excluding the Company’s 401(k) defined contribution plan), we provide Mr. Khoury with an aggregate payment equal to 100% of his base salary, paid on a quarterly basis in arrears into the B/E Aerospace, Inc. 2010 Deferred Compensation Plan, as amended (the Deferred Compensation Plan). Each retirement contribution to the Deferred Compensation Plan will vest in full on the date of contribution. Prior to December 16, 2014, however, Mr. Khoury received an annual payment in lieu of retirement benefits equal to 150% of his base salary, as well as a payment determined by multiplying such base salary by 150% by the number of years since he founded the Company, less cumulative prior payments. These payments were made on a quarterly basis in arrears.

•	In lieu of retirement benefits (excluding the Company’s 401(k) defined contribution plan), we provide Mr. Lieberherr with an aggregate payment equal to 20% of his base salary paid annually into the B/E Aerospace, Inc. 2010 Deferred Compensation Plan. This benefit was increased to include a monthly contribution equal to 7.5% of his monthly salary upon Mr. Lieberherr being appointed Co-Chief Executive Officer on January 1, 2014. Mr. Lieberherr’s annual retirement contributions to the Deferred Compensation Plan for calendar years 2011 through 2015 vested in full on January 1, 2016. His monthly contribution is fully vested upon contribution. All retirement contributions to the Deferred Compensation Plan made on and after January 1, 2016 will vest in full on the date of contribution.

Nonqualified Deferred Compensation Plan

The Company adopted the B/E Aerospace, Inc. Deferred Compensation Plan in 2010. The Deferred Compensation Plan is a nonqualified deferred executive compensation plan pursuant to which certain senior executives of the Company (as selected by the Compensation Committee) are eligible to defer a portion of their base salary, annual incentives and LTI awards. Each of our NEOs was eligible to participate in the Deferred Compensation Plan. We may make a matching contribution equal to 100% of the participant’s deferrals under the Deferred Compensation Plan up to a maximum of 7.5% of the participant’s total base salary and annual incentives. Matching contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change in control of the Company or (v) meeting the requirements of a disability. For 2015, we made matching contributions in March 2016 for NEOs other than Messrs. Khoury and Lieberherr in an aggregate amount of $266,979. Messrs. Khoury and Lieberherr are not eligible for matching contributions due to the retirement benefits described above. Details regarding 2015 contributions to the plan are set forth under the section Nonqualified Deferred Compensation.

STOCK OWNERSHIP/PROHIBITED TRANSACTIONS IN COMPANY SECURITIES

Our Board established stock ownership guidelines for our NEOs and non-employee directors. Under these guidelines, our NEOs and members of the Board are required to own shares of the Company’s common stock, with a market value of at least a specified multiple of their base salary or annual base cash retainer, as applicable, within five years from their election to the Board or appointment as a NEO, or as may otherwise be determined by our Board. The specified multiples under the guidelines are five times base salary for the Executive Chairman and the President & CEO, three and one-half times base salary for all other NEOs and three times the annual base cash retainers for members of our Board. Progress toward meeting the guidelines is reviewed by the Compensation Committee annually. As of December 31, 2015, all then-current members of our Board and all NEOs were in compliance or making significant progress towards complying with such guidelines.

The Compensation Committee considers all shares held by a director or NEO toward meeting the ownership requirements including: shares owned outright (including in family trusts and those held by a spouse), time-vested restricted shares, shares or share equivalents held in our 401(k) plan or a deferred compensation plan and shares in our employee stock purchase plan. Unearned performance shares are not included toward meeting the guidelines.

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ANTI-HEDGING POLICY

Pursuant to a recently adopted policy, our directors and executive officers are prohibited from engaging in short sales of Company securities. Our officers and directors are also prohibited from selling or purchasing puts or calls, or otherwise trading in, writing options on, or engaging in other hedging activities with respect to Company securities.

COMPENSATION RISKS

In 2015, management and the Compensation Committee assessed the Company’s compensation policies and practices and determined that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion we primarily considered the following factors.

NEOs receive a mix of base salary, annual incentive and LTI awards as compensation. The annual incentives paid in cash to our NEOs in 2015 ranged from 18% to 21% of TDC while stock-based compensation, both time- and performance-based, ranged from 56% to 68% of TDC. We do not believe the amount of cash incentives paid to our NEOs would incentivize management to take excessive risks for short-term gains. We did, however, make a change in 2015 to increase the percentage of stock-based compensation that was long-term performance based.

Equity-based awards are designed to align the long-term interests of executive officers and stockholders. The performance portion of our LTI awards vests based on performance metrics over a three-year period and the time-based portion of the LTI awards vests over a three-year period. Due to these vesting periods, we do not believe that our LTI awards incentivize executive officers to take excessive risks for short-term gains.

•	To align long-term interests of executive officers and our stockholders and to ensure an owner-oriented culture, we adopted executive stock ownership guidelines that require our NEOs to hold a significant amount of our common stock.

•	To further align the long-term interests of our executives and our stockholders, we adopted an anti-hedging policy which provides that no insider, including NEOs and members of our Board, may engage in short sales of Company securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options on Company securities by officers and directors is prohibited.

•	With the assistance of an independent compensation consultant, the Compensation Committee reviews and approves the targeted annual compensation opportunity and type of compensation available for each executive officer.

•	As part of this review, the Compensation Committee compares the targeted and actual total compensation of each NEO with their counterparts within the Company’s Peer Group.

On an annual basis, our executive officers provide a certification that they have complied with our Code of Business Conduct. In addition, the Company regularly reviews its code of conduct and our other corporate policies with all employees.

We do not have employees who are compensated based on taking significant risks with the Company’s capital.

COMPENSATION RECOUPMENT POLICY

In the event of a material restatement of the Company’s financial results, the Board will review the facts and circumstances that led to the requirement for the restatement and may take such actions, if any, as it deems necessary or appropriate in its discretion. The Board will consider whether any executive officer received cash incentive compensation based on the original financial statements because it appeared he or she had achieved financial performance targets which in fact were not achieved based on the restatement. The Board also will consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

The actions, if any, that the Board may in its discretion elect to take against a particular executive officer, depending on all the facts and circumstances as determined during their review, could include (i) the recoupment of all or part of any bonus or other cash incentive compensation paid to the executive officer that was based upon the achievement of financial results that were subsequently restated and/or (ii) the pursuit of other available remedies.

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TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to certain executives. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation. To the extent it determines to be reasonably practicable and consistent with the Company’s other compensation objectives the Company will provide our NEOs with executive compensation programs that will preserve tax deductibility. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in structuring executive compensation programs, even though such programs may result in certain non-deductible compensation expenses.

To the extent that any compensation paid to our NEOs constitutes a deferral of compensation within the meaning of Section 409A of the Code, the Compensation Committee intends to cause the award to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

The Compensation Committee also takes accounting considerations, including the impact of FASB ASC 718, Compensation – Stock Compensation, into account in structuring executive compensation programs and determining the form and amount of compensation awarded.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2015 with management. Based on the review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee

John T. Whates
Jonathan M. Schofield
Richard G. Hamermesh
James F. Albaugh

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SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid to each of our NEOs in 2015, 2014 and 2013, as well as the target compensation for 2016 under our new executive compensation plan as described below and herein. The amounts reported in the “Stock Awards” column reflect the previous executive compensation program design which included restricted stock awarded during the current year based upon prior year performance (i.e., restricted stock awards granted in February 2015 for 2014 performance are included under “Stock Awards” for 2015). The new executive compensation program eliminates such awards and as such, NEOs did not receive comparable restricted stock awards in February 2016 for performance in 2015.

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation	Total
Amin J. Khoury(4)	2015	$917,377	$5,414,664	$1,622,250	$1,218,637	$9,172,928
Executive Chairman of the Board of	2014	$1,353,870	$5,857,201	$2,401,863	$6,031,072	$15,644,006
Directors	2013	$1,287,554	$4,084,049	$2,265,909	$6,662,273	$14,299,785

2016 at Target under New Program(3)	2016	$940,905	$3,103,133	$1,670,918	$1,218,637	$6,933,593
Werner Lieberherr(5)	2015	$1,006,056	$5,442,403	$1,626,576	$366,867	$8,441,902
President and Chief Executive Officer	2014	$949,757	$3,589,799	$1,579,200	$321,311	$6,440,067
	2013	$665,976	$1,703,530	$1,022,122	$183,922	$3,575,550

2016 at Target under New Program(3)	2016	$1,031,859	$3,979,012	$1,308,885	$366,867	$6,686,623
Joseph T. Lower(6)	2015	$458,689	$1,650,951	$463,500	$144,528	$2,717,668
Vice President and Chief Financial Officer	2014	$51,923	$3,600,104	$1,075,015	$47,175	$4,774,217

2016 at Target under New Program(3)	2016	$470,453	$1,623,177	$381,924	$144,528	$2,620,082
Sean J. Cromie(7)	2015	$459,478	$1,200,664	$419,827	$97,076	$2,177,045
Vice President and General Manager	2014	$448,106	$769,898	$407,599	$89,670	$1,715,273
Commercial Aircraft Segment	2013	$433,909	$577,290	$399,606	$87,420	$1,498,225

2016 at Target under New Program(3)	2016	$473,471	$816,796	$360,351	$97,076	$1,747,694
Tommy G. Plant(8)	2015	$369,165	$978,981	$351,000	$70,556	$1,769,702
Vice President and General Manager	2014	$337,000	$415,985	$315,900	$59,368	$1,128,253
Business Jet Segment	2013	$319,862	$292,529	$292,500	$56,127	$961,018

2016 at Target under New Program(3)	2016	$395,850	$682,890	$301,275	$70,556	$1,450,571
Ryan M. Patch(9)	2015	$513,195	$1,256,935	$466,720	$146,502	$2,383,352
Vice President – Law, General Counsel,	2014	$498,158	$855,996	$453,126	$142,125	$1,949,405
Secretary and Chief Compliance Officer	2013	$482,423	$542,975	$444,242	$166,424	$1,636,064

2016 at Target under New Program(3)	2016	$526,357	$827,910	$373,895	$146,502	$1,874,664

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(1)	The amounts reported in the “Stock Awards” column reflect the previous executive compensation program design which included restricted stock awarded during the current year based upon prior year performance (i.e., restricted stock awards granted in February 2015 for 2014 performance are included under “Stock Awards” for 2015). The new executive compensation program eliminates such awards and as such, NEOs did not receive comparable restricted stock awards in February 2016 for performance in 2015. Further, the amounts reported in the “Stock Awards” column represent the aggregate full grant date fair value of the restricted stock awards and, with respect to the November 2015 grants, restricted stock units, calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 1 and Note 11 to our audited financial statements for the fiscal year ended December 31, 2015, included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2016. For the performance-based restricted stock awards granted under the previous executive compensation program, the grant date value is based upon the probable outcome of the performance metrics. If the highest level of performance payout were achieved, the value of the performance-based restricted stock award as of the grant date for restricted stock awards would represent 25% of the total restricted stock award. For the performance-based restricted stock unit awards granted under the new executive compensation program, the grant date value is based upon meeting the 50th percentile target when compared to our Peer Group, resulting in 100% payout. Actual payout for the performance awards can range from 0% to 200%. Whether, and to what extent, a NEO realizes value with respect to restricted stock awards or restricted stock units will depend on our actual operating performance, stock price fluctuations and the NEO’s continued employment.
(2)	All annual cash bonuses paid to our NEOs under the annual incentive plan are reflected in the “Non-Equity Incentive Plan Compensation” column of this table. The amounts shown represent the annual incentive payments received by our NEOs under our annual incentive plan. These cash awards were earned in 2015, 2014, and 2013 and were paid on March 2, 2016, March 3, 2015, and February 21, 2014, respectively. The annual incentive plan is described in detail above in our “Compensation Discussion and Analysis.” Annual incentive targets developed during 2015 under our new executive compensation program will apply beginning with annual incentives based on 2016 performance and paid in 2017.
(3)	Amounts presented reflect compensation for each NEO at target under the new executive compensation program which was adopted. Amounts assume a 3% merit increase to salary in 2016 and a comparable level of “All Other Compensation” as in 2015. These rows supplement the disclosure required by the Securities Exchange Commission.
(4)	With respect to Mr. Khoury, the amount reported for 2015, 2014, and 2013 as “All Other Compensation” includes $913,500, $5,635,082, and $6,165,918 respectively, for our annual payments in lieu of retirement benefits; $134,573, $228,800, and $344,600, respectively, representing the aggregate incremental cost to us for his personal use of the Company aircraft; $87,965, $113,037, and $97,429, respectively, for estate planning; $10,600, $10,400, and $10,200, respectively, for Company contributions to our 401(k) Plan; $8,834, $6,499, and $9,246, respectively, representing payments under our executive medical plan; and $63,165, $37,254, and $34,880, respectively, relating to an automobile and insurance provided by the Company. The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used. The hourly variable cost rate includes costs such as fuel, oil, parking/ landing fees, crew expenses and catering.
(5)	With respect to Mr. Lieberherr, the amount reported for 2015, 2014, and 2013 as All Other Compensation includes $272,535, $248,219, and $131,040, respectively for our annual payments in lieu of retirement benefits; $10,600, $10,400, and $10,200, respectively, for Company contributions to our 401(k) Plan; $30,073, $14,517, and $14,878, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance and estate planning.
(6)	With respect to Mr. Lower, the amount reported for 2015 and 2014 as All Other Compensation includes $10,600 and $1,523, respectively for contributions to our 401(k) Plan; $99,996 and $45,652 for reimbursement of relocation expenses; $3,699 for reimbursement of COBRA expense in 2015; and an amount relating to automobile allowance and estate planning. The company implemented a deferred executive compensation plan in 2010 and we made a matching contribution under this plan for Mr. Lower for 2015 of $70,317.
(7)	With respect to Mr. Cromie, the amount reported for 2015, 2014, and 2013 as All Other Compensation includes $10,600, $10,400, and $10,200, respectively, for Company’s contributions to our 401(k) Plan; $5,768, $1,892, and $1,506, respectively, representing payments under our executive medical plan; and an additional amount relating to automobile allowance. The Company implemented a deferred executive compensation plan in 2010 and we made a matching contribution under this plan for Mr. Cromie for 2015 of $67,000.
(8)	With respect to Mr. Plant, the amount reported for 2015, 2014 and 2013 as All Other Compensation includes $10,600, $10,400 and $10,200, respectively, for Company’s contributions to our 401(k) Plan and an additional amount relating to automobile allowance. The Company implemented a deferred executive compensation plan in 2010 and we made a matching contribution under this plan for Mr. Plant in 2015 of $54,879.
(9)	With respect to Mr. Patch, the amount reported for 2015, 2014, and 2013 as All Other Compensation includes $10,600, $10,400, and $10,200, respectively, for contributions to the Company’s 401(k) Plan; $47,411, $47,179 and $73,524, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance. The Company implemented a deferred executive compensation plan in 2010 and we made a matching contribution under this plan for Mr. Patch in 2015 for $74,783.

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GRANTS OF PLAN BASED AWARDS DURING 2015

The following table sets forth information concerning incentive awards made to our NEOs in 2015. Awards consisted of restricted stock, restricted stock units and annual incentive awards under our annual incentive plan as described in detail in our “Compensation Discussion and Analysis.”

Grants of Plan Based Awards During 2015
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock	Grant Date Fair Value of
		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Stock Awards
Name	Grant Date	($)(2)	($)	($)	(#)	(#)	(#)	(#)(4)	($)(5)
Amin J. Khoury	1/1/2015	–	$1,622,250	$1,622,250	–	–	–	–	–
	2/19/2015	–	–	–	–	–	–	37,518	$2,401,902
	11/15/2015	–	–	–	–	–	–	34,043	$1,506,403
	11/15/2015	–	–	–	17,021	34,042	68,084	–	$1,506,359
Werner Lieberherr	1/1/2015	–	$1,626,576	$1,626,576	–	–	–	–	–
	2/19/2015	–	–	–	–	–	–	24,668	$1,579,245
	11/15/2015	–	–	–	–	–	–	43,652	$1,931,601
	11/15/2015	–	–	–	21,826	43,651	87,302	–	$1,931,557
Joseph T. Lower	1/1/2015	–	$463,500	$463,500	–	–	–	–	–
	2/19/2015	–	–	–	–	–	–	1,172	$75,031
	11/15/2015	–	–	–	–	–	–	17,807	$787,960
	11/15/2015	–	–	–	8,904	17,807	35,614	–	$787,960
Sean J. Cromie	1/1/2015	–	$419,827	$419,827	–	–	–	–	–
	2/19/2015	–	–	–	–	–	–	6,367	$407,615
	11/15/2015	–	–	–	–	–	–	8,961	$396,525
	11/15/2015	–	–	–	4,481	8,961	17,922	–	$396,524
Tommy G. Plant	1/1/2015	–	$351,000	$351,000	–	–	–	–	–
	2/19/2015	–	–	–	–	–	–	4,935	$315,939
	11/15/2015	–	–	–	–	–	–	7,492	$331,521
	11/15/2015	–	–	–	3,746	7,492	14,984	–	$331,521
Ryan M. Patch	1/1/2015	–	$466,720	$466,720	–	–	–	–	–
	2/19/2015	–	–	–	–	–	–	7,078	$453,133
	11/15/2015	–	–	–	–	–	–	9,083	$401,923
	11/15/2015	–	–	–	4,541	9,082	18,164	–	$401,879

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(1)	The amounts shown represent the range of annual incentives opportunities for each NEO under our 2015 annual incentive plan. Effective January 1, 2013, we modified our annual incentive plan such that cash bonuses would not exceed certain percentages of base salaries, with the excess of any amount that otherwise would have been awarded absent the limitation on cash bonuses to be instead awarded in the form of restricted shares, which vest over a four-year period. This practice of granting these additional restricted stock awards was eliminated as part of our new executive compensation program described herein.
(2)	Because the amount of Non-Equity Incentive Plan awards is determined on the basis of a NEO’s contributions to the success of a segment or the Company, as applicable, no specific threshold can be determined.
(3)	The amounts shown represent restricted stock units that are subject to performance criteria and have not yet been earned. The number of restricted stock units granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock on the date of grant, rounded to the nearest whole number of units. Performance from the 25th percentile to the 50th percentile will result in 50% – 100% of the target number of shares being earned. Performance from the 50th to the 75th percentiles will result in 100% – 200% of the target number of shares being earned, and performance above the 75th percentile will result in 200% of the target number of shares being earned. Shares earned will be linearly interpolated for performance between 25th and the 75th percentiles. The threshold for these performance-based shares is the 25th percentile, as this is the lowest amount of shares that can be earned (unless performance is at a level that would result in zero shares being earned).
(4)	These awards are subject to time-based vesting only. The number of shares of restricted stock or restricted stock units granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock on the date of grant. The November 2015 grant vests ratably over three years provided the executive is employed or, as to Mr. Amin J. Khoury, is providing consulting services on the applicable vesting date. The February 19, 2015 grants vest ratably over four years.
(5)	The amounts shown represent the aggregate grant date fair value of the long-term incentive awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 1 and Note 11 to our audited financial statements for the fiscal year ended December 31, 2015, included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2016. For the performance-based restricted stock units, the grant date value is based upon the 50th percentile target outcome of the performance metrics, which measure the Company’s performance versus the performance of its peers over a three year measurement period as described more fully in the “Compensation Discussion and Analysis” above.

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2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning outstanding equity awards held by each NEO as of December 31, 2015, which includes unvested shares of restricted stock and restricted stock units.

2015 Outstanding Equity Awards at Fiscal Year-End
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested(2) ($)
Amin J. Khoury	11/15/2015	34,043	$1,442,402	34,042	$1,442,360
	2/19/2015	37,518	$1,589,638	–	–
	11/15/2014	58,629	$2,484,111	–	–
	2/12/2014	19,667	$833,291	–	–
	12/15/2013	33,008	$1,398,549	–	–
	12/17/2012	27,139	$1,149,879	–	–
Werner Lieberherr	11/15/2015	43,652	$1,849,535	43,651	$1,849,493
	2/19/2015	24,668	$1,045,183	–	–
	11/15/2014	38,096	$1,614,128	–	–
	2/12/2014	9,997	$423,573	–	–
	12/15/2013	13,768	$583,350	–	–
	12/17/2012	11,308	$479,120	–	–
Joseph T. Lower	11/15/2015	17,807	$754,483	17,807	$754,483
	2/19/2015	1,172	$49,658	–	–
	11/1/2014	46,335	$1,963,214	–	–
Sean J. Cromie	11/15/2015	8,961	$379,678	8,961	$379,678
	2/19/2015	6,367	$269,770	–	–
	11/15/2014	6,747	$285,870	–	–
	2/12/2014	3,497	$148,168	–	–
	12/15/2013	4,665	$197,656	–	–
	12/17/2012	3,806	$161,260	–	–
Tommy G. Plant	11/15/2015	7,492	$317,436	7,492	$317,436
	2/19/2015	4,935	$209,096	–	–
	11/15/2014	4,279	$181,301	–	–
	2/12/2014	1,287	$54,530	–	–
	12/15/2013	2,401	$101,730	–	–
	12/15/2012	1,696	$71,860	–	–
Ryan M. Patch	11/15/2015	9,083	$384,847	9,082	$384,804
	2/19/2015	7,078	$299,895	–	–
	11/15/2014	7,501	$317,817	–	–
	2/12/2014	3,886	$164,650	–	–
	12/15/2013	4,388	$185,920	–	–
	12/17/2012	3,625	$153,591	–	–

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(1)	The November 2015 annual restricted stock awards are subject to 50% time-based vesting and 50% performance-based vesting. The 2014, 2013 and 2012 annual restricted stock awards are subject to 75% time-based vesting and 25% performance-based vesting. The time-based portion of all awards vests ratably over three years provided the executive is employed or, as to Mr. Amin J. Khoury, is providing consulting services on the applicable vesting date, with the exception of the awards granted in February 2015 and February 2014 which vest ratably over a four-year period. The performance-based portions of these awards vest subject to the Company achieving the annual return on equity targets established by the Compensation Committee, and vests four years from the date of grant, subject to the following conditions: (i) if the Company achieves 90% or more of the target, 100% of the total performance-based awards; (ii) if the Company achieves between 85% and 90% of the three-year average target, 50% of the performance-based awards will vest; (iii) if the Company achieves between 80% and 85% of the target, a portion of the performance-based component of the award will vest as determined on the basis of linear interpolation; and (iv) if the Company achieves less than 80% of target no portion of the award will vest. The equity awards were adjusted to account for the dilutive effects of the spin-off. The total number of shares subject to such awards reflects these adjustments. The performance-based portion was delivered at the maximum performance, subject to forfeiture based on performance results.
(2)	The market value of unvested shares is based on the closing share price of $42.37, which was the closing price of our common stock as quoted on the NASDAQ Global Select Market on December 31, 2015.
(3)	50% of the November 2015 awards are subject to performance-based vesting based upon the following criteria: (i) if the Company achieves performance below the 25th percentile relative to its Peer Group over the three-year performance period, none of these shares will be earned; (ii) performance from the 25th percentile to the 50th percentile will result in 50% - 100% of the target number of shares being earned; (iii) performance from the 50th to the 75th percentile will result in 100% - 200% of the target number of shares being earned; and (iv) performance above the 75th percentile will result in 200% of the target number of shares being earned. Shares earned will be linearly interpolated for performance between 25th and 75th percentiles.

STOCK VESTED DURING 2015

The following table provides information concerning vesting of common stock awards held by each NEO during 2015. No options were outstanding in 2015.

Stock Vested During 2015
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Amin J. Khoury	104,043	$4,463,507
Werner Lieberherr	48,515	$2,086,363
Joseph T. Lower	20,386	$957,123
Sean J. Cromie	14,382	$621,907
Tommy G. Plant	6,529	$295,931
Ryan M. Patch	14,159	$615,091

(1)	Represents the shares of restricted stock that vested during 2015. The equity awards were adjusted to account for the dilutive effects of the spin-off. The table reflects these adjustments.
(2)	Represents the number of shares of restricted stock that vested during 2015 multiplied by the closing price of our common stock as reported on the NASDAQ Global Select Market on the applicable vesting date.

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FISCAL 2015 DEFERRED COMPENSATION

The Deferred Compensation Plan is a nonqualified deferred executive compensation plan pursuant to which certain senior executives of the Company (as selected by the Compensation Committee) are eligible to defer a portion of their base salary, cash bonus and equity-based awards.

A deferral election must be made prior to the beginning of the calendar year in which deferral occurs. Each of our NEOs is eligible to participate in the plan. We may make a matching contribution equal to 100% of the participant’s deferrals under the Deferred Compensation Plan up to a maximum of 7.5% of the participant’s total base salary and annual cash bonus. Matching contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon: (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change in control of the Company or (v) meeting the requirements of a disability. Messrs. Khoury and Lieberherr are not eligible for matching contributions due to the retirement benefits they receive as described above in the “Compensation Discussion and Analysis.”

The Deferred Compensation Plan is a non-qualified plan under the Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching contributions, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts. Participants may change investment elections on any business day. Distributions are made after termination of employment or on a date, selected by the participant, prior to termination of employment.

During 2015 each of the NEOs (other than Mr. Khoury) elected to defer compensation under the plan and we made matching contributions for these NEOs (other than Mr. Lieberherr) in March 2016 totaling $266,979.

NONQUALIFIED DEFERRED COMPENSATION

Nonqualified Deferred Compensation
Name	Executive Contributions in 2015(1) ($)	Registrant Matching Contributions in 2015(2) ($)	Aggregate Earnings in 2015(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/15(4), (5) ($)
Amin J. Khoury	–	–	$680	–	$914,180
Werner Lieberherr	$450,271	–	$(19,695)	–	$2,139,054
Joseph T. Lower	$36,540	–	$(731)	–	$35,809
Sean J. Cromie	$111,787	$64,178	$4,147	–	$607,160
Tommy G. Plant	$126,143	$48,968	$1,902	–	$493,962
Ryan M. Patch	$100,000	$71,346	$(9,258)	–	$773,268
(1)	All executive contributions are included as compensation in the Summary Compensation Table.
(2)	2014 matching contribution under this plan and paid in 2015.
(3)	Earnings on account balances are not included in the Summary Compensation Table. Negative earnings on account balances reflect an investment loss for 2015.
(4)	Includes current and prior year contributions and earnings.
(5)	With respect to Mr. Khoury and Mr. Lieberherr, the “Aggregate Balance at 12/31/15” includes $913,500 and $272,535, respectively, for the Company’s annual payments made in 2015 in lieu of retirement benefits.

In addition to the 2010 Deferred Compensation Plan, all of our employees, including our NEOs, participate in our qualified 401(k) defined contribution plan. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $10,600.

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EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Pursuant to their employment agreements, we provide each of our NEOs with severance benefits if their employment is terminated for any reason other than cause or, in some instances, due to their resignation for good reason (as each term is defined in the applicable employment agreement). In certain cases, the employment agreements require that we pay the NEO’s base salary for the balance of the then-existing term of the applicable employment agreement and in other cases provide a severance payment which is generally a multiple of the NEO’s base salary. In addition, the employment agreements describe the treatment of unvested equity upon termination of employment.

The Compensation Committee has expressed concern about the disparity in remuneration to a NEO in the event of termination of employment as a result of retirement versus remuneration for reasons other than a termination of employment for “cause.” The Compensation Committee believes that depending on a NEO’s contributions to the NEO’s effective succession plan, including assistance with the identification of a successor and facilitating an effective succession, and other considerations such as the role and tenure of the NEO, his or her contributions to the growth of the Company and the creation of stockholder value during the NEO’s career with the Company, or to facilitate, in certain circumstances, the retirement of a NEO, the Compensation Committee would favorably consider treating a NEO in the same manner in which the NEO would be compensated in the event of an involuntary termination or a change of control, provided that any such decision would be made at the discretion of the Compensation Committee at the time of such retirement on a case by case basis.

In the event of a change of control, the employment of Messrs. Khoury, Lieberherr, Lower, and Patch will be automatically terminated. The Company or our successor would have the option to re-hire Messrs. Lieberherr and Patch for a minimum of twelve months but no longer than twenty-four months. Messrs. Cromie and Plant’s employment would continue unless terminated by the successor company. Payments upon a termination are described below and, depending on the NEO, can include payment of base salary, incentive bonus and automobile allowance for the balance of the then-existing term of the NEO’s employment agreement and a severance payment that is generally a multiple of the NEO’s base salary and incentive bonuses. None of our NEOs’ employment agreements provide for gross-ups in connection with any potential excise taxes imposed under Section 4999 of the Code. We provide a gross-up payment with respect to excise taxes, interest and penalties payable pursuant to Section 409A of the Code for Mr. Patch. The Compensation Committee has not approved tax gross-ups for any new executives since 2009. In addition, in August of 2014, Mr. Khoury executed an agreement waiving rights under his then-existing employment agreement to any gross-ups with respect to taxes imposed under Sections 4999 or 409A of the Code. Consistent with his waiver, Mr. Khoury’s amended and restated employment agreement dated as of September 15, 2014 does not provide for any tax gross-ups.

The Board has been and continues to be mindful of ensuring that the interests of stockholders and the senior executives of the Company are aligned in the event of a transaction which would constitute a change of control of the Company. In that context, the Compensation Committee and the Board in the past determined that they would favorably consider a transaction bonus at any such time for senior executives, including Messrs. Khoury, Lieberherr, Lower and Patch, which transaction bonus would be in addition to amounts payable under each of their employment agreements as described below. During discussions with Mr. Khoury about his employment arrangements with the Company and KLX following completion of the spin-off, the committee composed of the independent directors agreed that upon a change of control of the Company, the Board would favorably consider a transaction bonus for Mr. Khoury. Subsequent to the spin-off, the Compensation Committee and all of the independent directors of the Board further included Messrs. Lieberherr, Lower, and Patch in the group of senior executives to be favorably considered for any such transaction bonus. The structure and specific amount of any such bonus would be determined at such time.

Amin J. Khoury

Term. Mr. Khoury is party to an employment agreement with the Company, amended and restated as of September 15, 2014, and as subsequently amended, pursuant to which he serves as our Executive Chairman. Mr. Khoury’s agreement is for a three-year term commencing on December 16, 2014. The agreement will automatically renew thereafter for one-year terms, unless it is terminated by either party through written notice given at least 90 days prior to the termination of the then-current term.

Compensation and Benefits. Under his agreement, Mr. Khoury receives an annual base salary, currently $927,000, which is subject to upward adjustment by the Board or the Compensation Committee. He is eligible to receive an annual bonus with a target value equal to no less than 175% of his then-current salary. Mr. Khoury is eligible to participate in all employee benefit plans, life insurance plans, disability insurance, incentive compensation plans, and other benefit plans available at a given time for executives of the Company. In addition, following any termination of his employment, Mr. Khoury and his spouse will receive medical, dental and health benefits (including reimbursement of medical and dental expenses incurred by Mr. Khoury, his spouse, his former spouse, and his eligible dependents), as well as benefits under our executive medical reimbursement plan, for the remainder of each of their lives. Mr. Khoury also receives either a Company-provided automobile or a monthly automobile allowance. Mr. Khoury also receives quarterly contributions to the Deferred Compensation Plan, which in the aggregate on an annual basis, would amount to a contribution equal to 100% of Mr. Khoury’s then-current salary, which will vest in full as of the date of each contribution.

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Consulting Period. Mr. Khoury’s agreement provides that if his employment terminates at any time for any reason other than death or incapacity, the Company will retain him as a consultant for strategic planning, financial planning, and merger and acquisition advice as well as such other services as may be mutually agreed by Mr. Khoury and the Company for a five-year period. During this consulting period, Mr. Khoury will receive an annual consulting fee of $209,400, payable in monthly installments in arrears, and continued vesting of any unvested equity awards.

Covenants. During and after the term of his agreement, Mr. Khoury is subject to a confidentiality covenant. He is also subject to non-solicitation and non-competition covenants during the term of his employment, the subsequent consulting period, and for a two-year term thereafter.

Termination. In the event of the termination of Mr. Khoury’s employment for any reason, he (or in the case of his death, his designee) will receive a payment equal to the sum of (i) any accrued and unpaid salary and benefits through the date of termination; (ii) any earned but unpaid bonuses payable to Mr. Khoury, as determined by the Compensation Committee, for any Company fiscal periods ending prior to termination; and (iii) a lump sum of $11,870,000. Unless Mr. Khoury terminates his employment voluntarily without good reason, he (or his designee) will also receive accelerated vesting of any unvested equity awards. If Mr. Khoury’s employment terminates due to his death, his designee will also receive a lump sum death benefit of $10 million.

Mr. Khoury’s employment will terminate automatically in the case of a change in control. Mr. Khoury’s employment will terminate for incapacity at the end of a 12-month period during which he is absent from his full-time duties under this agreement due to a physical or mental illness.

280G Matters. If any payments from the Company to Mr. Khoury under the agreement or otherwise would be subject to an excise tax under Section 4999 of the Code (including any interest or penalties), an accounting firm and a legal advisor to, or other advisor designated by, Mr. Khoury will determine whether to reduce those payments so that they would not be subject to the excise tax. Such payments will be reduced only if doing so would result in greater net after-tax proceeds being received by Mr. Khoury. The Company will pay the expenses of the accounting firm, and will reimburse Mr. Khoury for the fees of his legal or other advisor incurred in connection with such determination and any legal and accounting fees incurred in connection with related disputes.

Werner Lieberherr

Term. Mr. Lieberherr is party to an employment agreement with the Company, amended and restated as of July 29, 2013, and as subsequently amended, pursuant to which he serves as our President and Chief Executive Officer. The agreement has a rolling three-year term so that the term extends for three years from any date on which it is being determined.

Compensation and Benefits. Under his agreement, Mr. Lieberherr receives an annual base salary, currently $1,016,610, which is subject to upward adjustment by the Compensation Committee. He is also eligible to receive an annual discretionary incentive bonus. Mr. Lieberherr is eligible to participate in any life or disability insurance, health, executive medical reimbursement, pension, retirement, accident, or other benefit plans generally made available to our executives, as well as the Company’s equity incentive plan. If Mr. Lieberherr’s employment is terminated for any reason other than for cause, he and his spouse (and his eligible dependents, during such eligibility) will receive medical, dental and health benefits (including benefits under our executive medical reimbursement plan) for the remainder of each of his and his spouse’s life. In addition, Mr. Lieberherr receives an automobile allowance of $1,100 per month.

The Company makes monthly contributions to the Deferred Compensation Plan for Mr. Lieberherr equal to 7.5% of the monthly amount of his salary. In addition, on January 1 of each year, the Company will make a contribution to the Deferred Compensation Plan in an amount equal to 20% of Mr. Lieberherr’s salary in effect at the time. Contributions made for calendar years 2011 through 2015 vested in full on January 1, 2016, as Mr. Lieberherr was employed by us on such date. All contributions made on and after January 1, 2016 will vest in full on the date of contribution.

Covenants. Mr. Lieberherr is subject to non-competition and non-solicitation obligations during his employment and for three years thereafter, and is also party to the Company’s standard proprietary information and confidentiality agreement.

Termination. In the event of the termination of Mr. Lieberherr’s employment for any reason, he (or in the case of his death, his designee) will receive a lump sum payment in the amount of any accrued and unpaid salary, automobile allowance, vacation time, and benefits through the date of termination (the “Lieberherr Accrued Amounts”). Unless he is terminated for cause, he (or his designee) will also receive a lump sum payment equal to any earned but unpaid bonuses payable, as determined by the Compensation Committee, for any Company fiscal periods ending prior to the termination (the “Lieberherr Bonus Amounts”). If Mr. Lieberherr’s employment is terminated by the Company without cause, if he resigns for good reason, or if his employment terminates upon a change in control, he will receive the Lieberherr Accrued Amounts, the Lieberherr Bonus Amounts, and an additional lump sum payment equal to: (i) the salary and automobile allowance due for the remainder of the term plus (ii) one times his salary and automobile allowance in effect as of the termination. If Mr. Lieberherr’s termination is on account of his death or incapacity, he (or, if applicable, his designee) will receive the Lieberherr Accrued Amounts, the Lieberherr Bonus Amounts, and an additional lump sum payment equal to the salary and automobile allowance due for the remainder of the term. Mr. Lieberherr’s unvested equity awards will accelerate if he is terminated by the Company without cause or if he resigns for good reason. In the case of his death, his designee will also receive a lump sum death benefit of $5 million.

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Mr. Lieberherr’s employment will terminate automatically in the case of a change in control. Mr. Lieberherr’s employment will terminate for incapacity at the end of a 12-month period during which he is absent from his full-time duties under this agreement due to a physical or mental illness.

Legal Fees. Should a dispute related to payments due under this agreement arise in connection with an incapacity determination, a termination without cause, a termination without good reason, or a change in control, the Company will pay all associated legal fees.

Joseph T. Lower

Term. Mr. Lower is party to an employment agreement with the Company that was effective as of November 1, 2014. Pursuant to this agreement, Mr. Lower initially served as our Vice President – Finance, and upon the consummation of the spin-off of KLX from the Company; he became our Vice President and Chief Financial Officer. The agreement is for a three-year term; however, it will then automatically renew for one-year periods unless either the Company or Mr. Lower gives the other party at least 90 days’ written notice prior to the then-applicable expiration date.

Compensation and Benefits. This agreement provides that Mr. Lower will receive an annual base salary, currently $463,500, which is subject to upward adjustment by the Board or the Compensation Committee. He is also eligible to receive an annual bonus of up to 100% of his then-current salary. The agreement also provided Mr. Lower with a one-time sign-on bonus of $1,000,000; however, this bonus is subject to recoupment by the Company if Mr. Lower’s employment is terminated for cause, or if he resigns absent good reason, prior to the end of the initial three-year term. If Mr. Lower’s employment so terminates on or after the first anniversary of the effective date but before the second anniversary, he must repay 2/3 of his sign-on bonus; if his employment so terminates on or after the second anniversary but before the third anniversary, he must repay 1/3 of his sign-on bonus.

Mr. Lower’s employment agreement also provided him two initial equity grants of restricted stock, one valued at $2.3 million, and the other at $1.3 million. Of the first grant, restricted stock valued at $1.1 million vested on November 1, 2015 and an additional $1.1 million will vest on November 1, 2016, with the remaining $100,000 of restricted stock vesting on November 1, 2017. The second grant of restricted stock of $1.3 million will vest, subject to continued employment with the Company, on November 1, 2021; provided, however that, Mr. Lower’s unvested equity awards under the second grant of restricted stock will accelerate if, after the initial three-year term of his employment agreement, his employment is not renewed due to the Company or Mr. Lower giving the other party at least 90 days’ written notice prior to the then-applicable expiration date.

During his employment with the Company, Mr. Lower is eligible to participate in all life insurance, disability insurance, health, executive medical reimbursement, pension, retirement, accident, and other benefit plans generally available to the Company’s senior executive officers, as well as the Company’s equity incentive plan. Mr. Lower will also receive either a Company-provided automobile or a monthly automobile allowance of $1,100.

Covenants. Mr. Lower is party to the Company’s standard proprietary information and confidentiality agreement.

Termination. In the event of the termination of Mr. Lower’s employment for any reason, he (or in the case of his death, his designee) will receive a lump sum payment equal to any accrued and unpaid salary, automobile allowance, vacation time, and benefits through the date of termination (the “Lower Accrued Amounts”). Unless he is terminated for cause, he (or his designee) will also receive a lump sum payment equal to any earned but unpaid bonuses payable, as determined by the Compensation Committee, for any Company fiscal periods ending prior to the termination (the “Lower Bonus Amounts”). If Mr. Lower is terminated without cause, resigns for good reason, or is terminated upon a change in control, he will receive the Lower Accrued Amounts, the Lower Bonus Amounts, and an additional lump sum payment equal to two times the sum of his salary and target bonus in effect at the time of the termination. If he is terminated due to his death or incapacity, he (or, if applicable, his designee) will receive the Lower Accrued Amounts, the Lower Bonus Amounts, and an additional lump sum payment equal to the salary payable through the remainder of the term. If Mr. Lower’s employment terminates without cause, for good reason, upon a change in control, or due to his death or incapacity, his unvested equity awards will accelerate and become vested.

Mr. Lower’s employment will terminate automatically in the case of a change in control. Mr. Lower’s employment will terminate for incapacity at the end of a 12-month period during which he is absent from his full-time duties under this agreement due to a physical or mental illness.

280G Matters. If any payments from the Company to Mr. Lower would be subject to an excise tax under Section 4999 of the Code, an accounting firm and a legal advisor to Mr. Lower will determine whether to reduce those payments so that they would not be subject to the excise tax. Such payments will be reduced only if doing so would result in greater net after-tax proceeds being received by Mr. Lower. The Company will pay the expenses of the accounting firm, and will reimburse Mr. Lower for the fees of his legal advisor.

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Sean J. Cromie

Term. Mr. Cromie is party to an employment agreement with the Company, amended and restated as of May 4, 2012, pursuant to which he serves as Vice President and General Manager – Commercial Aircraft Segment. The agreement is for an initial two-year period and is automatically renewed for additional two-year terms unless either party gives the other party at least 30 days’ written notice prior to the then-applicable expiration date.

Compensation and Benefits. Under his agreement, Mr. Cromie receives an annual base salary, currently $466,474, which is subject to upward adjustment by the Compensation Committee. He is eligible to receive an annual bonus of up to 90% of his then-current salary. Mr. Cromie’s agreement allows him to participate in all life insurance, disability insurance, health, executive medical reimbursement, pension, retirement, accident, and other benefit plans available at a given time for executives of the Company, as well as the Company’s equity incentive plan. If Mr. Cromie’s employment terminates: (i) without cause; (ii) following a change in control and due to termination without cause or resignation on account of a material change or reduction, without his agreement, in his position, location, powers, duties, or responsibilities, or due to an elimination or material reduction of an element of compensation or a benefit (a “Cromie Change in Control Termination”); (iii) due to his death; or (iv) due to his incapacity, then he, his spouse, and his eligible dependents will be eligible for continued coverage under the Company’s medical, dental, and health plans (except for the executive medical reimbursement plan) generally available to Company executives until the earlier of one year from Mr. Cromie’s termination or the date on which he becomes eligible for comparable benefits provided by another party. In addition, Mr. Cromie receives a monthly automobile allowance of $1,100.

Covenants. Mr. Cromie is subject to non-competition and non-solicitation obligations during his employment and for two years thereafter, and is also party to the Company’s standard proprietary information and confidentiality agreement.

Termination. In the event of the termination of Mr. Cromie’s employment for any reason, he (or in the case of his death, his designee) will receive a lump sum payment equal to any unpaid but accrued salary and benefits (the “Cromie Accrued Amounts”). If Mr. Cromie’s employment is terminated without cause or due to a Cromie Change in Control Termination, he will receive the Cromie Accrued Amounts and an additional lump sum payment equal to: (i) the salary payable through the remainder of the term plus (ii) one times his salary in effect at the time of termination. If Mr. Cromie’s employment is terminated due to his death or incapacity, he (or, if applicable, his designee) will receive the Cromie Accrued Amounts and an additional lump sum payment equal to the salary and automobile allowance payable through the remainder of the term. Mr. Cromie’s outstanding unvested time-based equity awards will accelerate in the case of termination without cause, a Cromie Change in Control Termination, or termination due to death or incapacity.

If Mr. Cromie is absent from his full-time duties under this agreement for a six-month period due to a physical or mental illness, his employment will terminate at the end of the six-month period.

Tommy G. Plant

Term. Mr. Plant is party to an employment agreement with the Company, dated as of February 4, 2013, and as subsequently amended, pursuant to which he serves as Vice President & General Manager, Business Jet Segment. The agreement has a rolling one-year term so that the term extends for one year from any date on which it is being determined.

Compensation and Benefits. Under his agreement, Mr. Plant receives an annual base salary, currently $390,000, which is subject to upward adjustment by the Compensation Committee or the Chief Executive Officer. He is eligible to receive an annual bonus of up to 90% of his then-current salary. Mr. Plant’s agreement allows him to participate in all life insurance, disability insurance, health, executive medical reimbursement, pension, retirement, accident, and other benefit plans available at a given time for executives of the Company, as well as the Company’s equity incentive plan. If Mr. Plant’s employment terminates: (i) without cause, (ii) due to his death, or (iii) due to his incapacity, then he, his spouse and his eligible dependents will be eligible for continued coverage under the Company’s medical, dental, and health plans (except for the executive medical reimbursement plan) generally available to Company executives until the earlier of one year from Mr. Plant’s termination or the date on which he becomes eligible for comparable benefits provided by another party. In addition, Mr. Plant receives a monthly automobile allowance of $1,100.

Covenants. Mr. Plant is subject to non-competition and non-solicitation obligations during his employment and for two years thereafter, and is also party to the Company’s standard proprietary information and confidentiality agreement.

Termination. In the event of the termination of Mr. Plant’s employment for cause or Mr. Plant resigns or terminates his employment for any reason, he will receive payment equal to any unpaid but accrued salary and benefits. If Mr. Plant’s employment is terminated without cause, he will receive: (i) a lump sum payment equal to the salary payable through the remainder of the term, (ii) an amount equal to one times his salary in effect at the time of termination, and (iii) a prorated portion of his bonus for the year in which such termination occurs. Additionally, Mr. Plant’s outstanding unvested equity awards subject to time-based vesting will vest upon his termination without cause. If Mr. Plant’s employment is terminated due to his death or incapacity, he (or, if applicable, his designee) will receive a lump sum payment equal to the salary payable through the remainder of the term.

If Mr. Plant is absent from his full-time duties under this agreement for a six-month period due to a physical or mental illness, his employment will terminate at the end of the six-month period.

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Ryan M. Patch

Term. Mr. Patch is party to an employment agreement with the Company, amended and restated as of July 29, 2013, and as subsequently amended, pursuant to which he serves as our Vice President – Law, General Counsel and Secretary. The agreement’s term is the period ending three years from any date on which the term is being determined.

Compensation and Benefits. Under his agreement, Mr. Patch receives an annual base salary, currently $518,578, which is subject to upward adjustment by the Compensation Committee. He is eligible to receive an annual bonus of up to 70% of his then-current salary. Mr. Patch’s agreement allows him to participate in all life insurance, disability insurance, health, pension, retirement, accident, executive medical reimbursement, deferred compensation, and other benefit plans available at a given time for executives of the Company, as well as the Company’s equity incentive plan. If Mr. Patch’s employment is terminated for any reason other than for cause, he, his spouse or domestic partner, and his eligible dependents will receive medical, dental and health benefits (including reimbursement of medical and dental expenses incurred by Mr. Patch, his spouse or domestic partner, and his eligible dependents), as well as benefits under our executive medical reimbursement plan, until the third anniversary of Mr. Patch’s termination. In addition, Mr. Patch receives a monthly automobile allowance of $1,100.

Covenants. Mr. Patch is party to the Company’s standard proprietary information and confidentiality agreement.

Termination. In the event of the termination of Mr. Patch’s employment for any reason, he (or in the case of his death, his designee) will receive a lump sum payment equal to any accrued and unpaid salary, automobile allowance, and vacation time through the date of termination (the “Patch Accrued Amounts”). Unless Mr. Patch is terminated for cause or his employment terminates due to his death, he will also receive a lump sum payment equal to any earned but unpaid bonuses, as determined by our Compensation Committee, for any fiscal periods ending prior to the termination date (the “Patch Bonus Amounts”). In the case of termination without cause, resignation for good reason, or termination upon a change in control, Mr. Patch will receive the Patch Accrued Amounts, the Patch Bonus Amounts, and an additional lump sum payment equal to: (i) the salary and automobile allowance due for the remainder of the term, (ii) one times his salary and automobile allowance, plus (iii) a bonus equal to 90% of his salary in effect at the time of termination. If Mr. Patch’s employment terminates due to his death or incapacity, Mr. Patch (or, if applicable, his designee) will receive the Patch Accrued Amounts, the Patch Bonus Amounts, and an additional lump sum payment equal to the salary and automobile allowance due for the remainder of the term. Mr. Patch’s outstanding unvested equity awards will vest upon a termination without cause, resignation for good reason, termination upon a change in control, or a termination due to death or incapacity.

Mr. Patch’s employment will terminate automatically if there is a change in control during his employment. If Mr. Patch is absent from his full-time duties under this agreement for a 12-month period due to a physical or mental illness, his employment will terminate at the end of the 12-month period.

Legal Fees. Should a dispute related to payments due under this agreement arise in connection with an incapacity determination, a termination without cause, a termination without good reason, or a change in control, the Company will pay all associated legal fees.

409A Matters. Mr. Patch’s employment agreement provides him with a tax gross-up payment with respect to tax obligations under Section 409A of the Code. Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will be paid by the Company.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE OF CONTROL

The tables that follow summarize the potential compensation that would have been payable to each of our NEOs as a result of a termination of the NEO’s employment or a change of control. The tables generally assume that the NEO’s employment terminated on December 31, 2015, and, if applicable, that the change of control occurred on December 31, 2015. In addition, for purposes of the calculations, we assume that the fair market value of our common stock was $42.37, which was the closing price of our common stock as quoted on the NASDAQ Global Select Market on December 31, 2015.

The tables below do not include the value of any vested and non-forfeitable payments or other benefits that the NEOs would have been entitled to receive on December 31, 2015, regardless of whether a termination event occurred on such date (e.g., benefits the executive would have received even if he voluntarily resigned on the assumed date of the change of control), including the following:

•	Defined Contribution Plans. Each of the NEOs’ account balances under the 401(k) plan, including any Company contributions, was fully vested as of December 31, 2015;

•	Vested Equity Awards. Once vested, equity awards are not forfeitable. The number and fair market value of all equity awards that were vested as of December 31, 2015 are set forth above in the Outstanding Equity Awards at Fiscal Year-End table;

•	Life Insurance. Each of the NEOs is entitled to receive Company paid group term life insurance of one times his or her base salary. This plan is applicable to all of our employees on a nondiscriminatory basis; and

•	Deferred Compensation Plan. Employee deferrals are vested upon contribution, and unless otherwise specified by the Compensation Committee, Company contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the Company contribution is made. In the case of death, disability, termination without cause and a change of control, prior Company contributions will fully vest. As described above, Messrs. Khoury and Lieberherr are not eligible for matching contributions.

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Pursuant to their employment agreements, Messrs. Khoury and Lieberherr and their spouses are entitled to receive medical benefits for the remainder of their lives upon their termination of employment.

The amounts shown in the tables below represent summary estimates of the payments to be made upon each specified termination event as if the event occurred on December 31, 2015, based upon salaries in effect as of December 31, 2015, and do not reflect any actual payments to be received by the NEOs:

Amin J. Khoury
				Change of Control
			Termination Without	(Automatic
	Voluntary		Cause/For Good Reason	Termination of
Compensation Element	Resignation(1)	Incapacity/Death(2)	(No Change of Control)	Employment)
Lump-sum Severance Payment	$11,870,000	$11,870,000	$11,870,000	$11,870,000
Accrued Incentive Compensation	$1,622,250	$1,622,250	$1,622,250	$1,622,250
Benefit Continuation(3)	$140,456	$140,456	$140,456	$140,456
Total Cash Payments	$13,632,706	$13,632,706	$13,632,706	$13,632,706
Acceleration of Unvested Equity Awards	–	$11,782,589	$10,340,229	$11,782,589
TOTAL	$13,632,706	$25,415,295	$23,972,935	$25,415,295

(1)	See “Employment, Severance and Change of Control Agreements” on page 42 of this proxy statement.
(2)	The table excludes the previously described NEO death benefit agreement, which is funded with a whole life insurance policy.
(3)	Benefit Continuation amount for 1 year only. See “Compensation and Benefits” on page 42 of this proxy statement.

Werner Lieberherr
				Change of Control
			Termination Without	(Automatic
	Voluntary		Cause/For Good Reason	Termination of
Compensation Element	Resignation(1)	Incapacity/Death(2)	(No Change of Control)	Employment)
Lump-sum of Salary for Contract Term/Severance Payment	–	$3,089,430	$4,119,240	$4,119,240
Accrued Incentive Compensation	$1,626,576	$1,626,576	$1,626,576	$1,626,576
Benefit Continuation(3)	$140,465	$140,465	$140,465	$140,465
Retirement Contribution	–	$742,440	$742,440	$742,440
Total Cash Payments	$1,767,041	$5,598,911	$6,628,721	$6,628,721
Acceleration of Unvested Equity Awards	–	$9,693,875	$7,844,382	$9,693,875
TOTAL	$1,767,041	$15,292,786	$14,473,103	$16,322,596

(1)	See “Employment, Severance and Change of Control Agreements” on page 42 of this proxy statement. No applicable amounts are due in the event of a Termination for Cause.
(2)	The table excludes the previously described NEO death benefit agreement, which is funded with a whole life insurance policy.
(3)	Benefit Continuation amount for 1 year only. See “Compensation and Benefits” on page 43 of this proxy statement.

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Joseph T. Lower
				Change of Control
		Termination Without		(Automatic
	Incapacity/	Cause/For Good Reason		Termination of
Compensation Element	Death	(No Change of Control)(1)	Non-Renewal	Employment)
Lump-sum of Salary for Contract Term/Severance Payment	$849,750	$1,854,000	–	$1,854,000
Accrued Incentive Compensation	$463,500	$463,500	–	$463,500
Total Cash Payments	$1,313,250	$2,317,500	–	$2,317,500
Acceleration of Unvested Equity Awards	$4,276,319	$3,521,837	$1,300,000	$4,276,319
TOTAL	$5,589,569	$5,839,337	$1,300,000	$6,593,819

(1)	See “Employment, Severance and Change of Control Agreements” on page 42 of this proxy statement. No applicable amounts are due in the event of a Termination for Cause.

Sean J. Cromie
				Change of Control
			Change of Control	(Assuming
			(Assuming No	Termination Without
	Incapacity/	Termination Without	Termination of	Cause/ Resignation
Compensation Element	Death	Cause(1)	Employment)	For Good Reason)
Lump-sum of Salary for Contract Term/Severance Payment	$159,891	$621,965	–	$621,965
Benefit Continuation(2)	$14,921	$14,921	–	$14,921
Total Cash Payments	$174,812	$636,886	–	$636,886
Acceleration of Unvested Equity Awards	$2,201,757	$1,822,079	$2,201,757	$2,201,757
TOTAL	$2,376,570	$2,458,966	$2,201,757	$2,838,644

(1)	See “Employment, Severance and Change of Control Agreements” on page 42 of this proxy statement. No applicable amounts are due in the event of a Termination for Cause.
(2)	Benefit Continuation amount for 1 year. See “Compensation and Benefits” on page 45 of this proxy statement.

Tommy G. Plant
			Change of Control
			(Assuming No
			Termination of
Compensation Element	Incapacity/Death	Termination Without Cause(1)	Employment)
Lump-sum of Salary for Contract Term/Severance Payment	$390,000	$1,131,000	–
Benefit Continuation(2)	$14,531	$14,531	–
Total Cash Payments	$404,531	$1,145,531	–
Acceleration of Unvested Equity Awards	$1,570,825	$1,253,389	$1,570,825
TOTAL	$1,975,357	$2,398,920	$1,570,825

(1)	See “Employment, Severance and Change of Control Agreements” on page 42 of this proxy statement. No applicable amounts are due in the event of a Termination for Cause.
(2)	Benefit Continuation amount for 1 year. See “Compensation and Benefits” on page 45 of this proxy statement.

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Ryan M. Patch
			Termination Without	Change of Control
			Cause/Resignation	(Automatic
			For Good Reason (No	Termination of
Compensation Element	Resignation	Incapacity/Death	Change of Control)(1)	Employment)
Lump-sum of Salary for Contract Term/Severance Payment	–	$1,595,334	$2,593,832	$2,593,832
Accrued Cash Incentive Compensation	$466,720	$466,720	$466,720	$466,720
Benefit Continuation(2)	$90,037	$90,037	$90,037	$90,037
Total Cash Payments	$556,757	$2,152,091	$3,150,589	$3,150,589
Acceleration of Unvested Equity Awards	–	$2,276,328	$1,891,524	$2,276,328
TOTAL	$556,757	$4,428,419	$5,042,113	$5,426,917

(1)	See “Employment, Severance and Change of Control Agreements” on page 42 of this proxy statement. No applicable amounts are due in the event of a Termination for Cause.
(2)	Benefit Continuation amount for 1 year only. See “Compensation and Benefits” on page 46 of this proxy statement.

POLICY AND PROCEDURES FOR THE REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

We adopted an updated written policy pursuant to which our Audit Committee will be presented with a description of any related person transactions for them to consider for approval. The policy is designed to operate in conjunction with, and as a supplement to, the provisions of our Code of Business Conduct.

Under the policy, our Law Department will review all proposed transactions presented to or identified by it involving a related person and in which the Company is a participant and in which the amount exceeds $120,000. The Law Department will present to the Audit Committee for approval any transaction at or above this dollar amount in which the related person may have a direct or indirect material interest. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider, among other factors, the following: (i) whether the transaction was the product of fair dealing, which factors include the timing, initiation, structure and negotiations of the transaction, and whether the related person’s interest in such transaction was disclosed to the Company; (ii) the terms of the transaction and whether similar terms would have been obtained from an arm’s length transaction with a third party; and (iii) the availability of other sources for comparable products or services. The policy also identifies certain types of transactions that our Board has identified as not involving a direct or indirect material interest and that are therefore not considered related person transactions for purposes of the policy.

The policy requires that our Law Department implement certain procedures for the purpose of obtaining information with respect to related person transactions. These procedures include, among other things, (i) informing, on a periodic basis, our directors, nominees for director and executive officers of the requirement for presenting possible related party transactions to the Law Department for review and (ii) reviewing questionnaires completed by directors, nominees for director and designated executive officers designed to elicit information about possible related person transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Amin J. Khoury is the brother of the co-founder and former Director, President and Chief Executive Officer of the Company, Robert J. Khoury. We have a consulting agreement with Mr. Robert J. Khoury pursuant to which he agreed to provide certain specified services to us through December 31, 2016, including: periodic advice and consultation regarding Company operational matters such as lean manufacturing and related continuous improvement programs; sales and marketing advice; assistance in maintaining key customer relationships through periodic customer visits; and such other services mutually agreed upon by Mr. Khoury and the Company. In consideration for the consulting services, Mr. Khoury receives a consulting fee of $300,000 per calendar year. He is also entitled to an office, secretarial support and travel in accordance with the Company’s policy regarding authorization and limitation on officer travel. The consulting agreement may not be amended, modified or terminated without the prior written consent of both parties. There are no other family relationships among any of our directors and officers. There are no other reportable transactions pursuant to this requirement.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers as defined therein, and persons who own more than ten-percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, such officers, and greater-than-ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of reports furnished to us and, with respect to our directors and such officers, written representations that no other reports were required, with respect to the year ended December 31, 2015, all Section 16(a) filing requirements applicable to our directors, such officers, and greater-than-ten-percent beneficial owners were complied with.

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PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as independent registered public accounting firm to audit the consolidated financial statements for the year ending December 31, 2016, and presents this appointment to the stockholders for ratification.

Although stockholder approval of this appointment is not required, the Audit Committee and the Board believe that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP acted as our independent registered public accounting firm for the 2015 fiscal year. In addition to its audit of our consolidated financial statements, Deloitte & Touche LLP also audited the financial statements of the Amended and Restated 1994 Employee Stock Purchase Plan (ESPP) and Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates performed certain non-audit services.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

For information concerning the appointment of Deloitte & Touche LLP, see “Report of the Audit Committee of the Board of Directors” above. For information concerning fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, see “Principal Accountant Fees and Services” below.

The affirmative vote of a majority of the votes present, in person or by proxy and properly cast at the meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP.

AUDIT MATTERS

Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended December 31, 2015.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

When considering Deloitte & Touche LLP’s independence, the Audit Committee considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its independence and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function. The Audit Committee also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

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Principal Accountant Fees and Services

The following table sets forth by category of service the fees incurred in engagements performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, for professional services rendered to B/E Aerospace, Inc. for the fiscal years ending December 31, 2015, and December 31, 2014.

Principal Accountant Fees and Services
	2015	2014
Fees	(in Thousands)	(in Thousands)
Audit Fees	$5,550	$5,418
Audit-Related Fees	$192	$3,071
Tax and Other Fees	$2,144	$3,761
TOTAL	$7,886	$12,250

Audit Fees

Audit fees in 2015 and 2014 consist of aggregate fees, including expenses, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates in connection with the annual audit and the audit of internal controls over financial reporting (Sarbanes-Oxley Act Section 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required for the Company’s subsidiaries and services provided in connection with filing registration statements with the SEC.

Audit-Related Fees

Audit-related fees in 2015 and 2014 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates in connection with the Company’s spin-off of KLX, including audits of carve-out financial statements for KLX, employee benefit plan audits and acquisition-related services.

Tax Fees

Tax fees in 2015 and 2014 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates in connection with services for tax compliance, tax planning and advice which included the spin-off of KLX and tax audit assistance.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit and audit-related services, tax services and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates. Any services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes Oxley Act of 2002, Audit Committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement. In 2015, none of the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates were approved pursuant to the de minimis exception.

In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.

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STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2017 pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at its executive offices no later than February 14, 2017 to be considered for inclusion in the Company’s proxy materials for that meeting. That date is 120 calendar days before the one-year anniversary of the June 14, 2016 release date for this proxy statement. For notice of a stockholder proposal to be considered timely, but not included in the proxy materials for the Annual Meeting of Stockholders in 2017 or 2018, a stockholder’s proposal must be delivered to, or mailed and received by, the Secretary of the Company in accordance with Section 2.11 of the Company’s Amended and Restated By-laws.

OTHER MATTERS

The Board is not aware of any matters that will be brought before the meeting other than as described in this proxy statement. However, if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this proxy statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and our Annual Report on Form 10-K are available on our website at www.beaerospace.com.

If you want to receive a paper copy or email pdf copy of these documents, you must request one. There is no charge. Please contact:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414-2105
Attention: Investor Relations
Telephone: 561-791-5000

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B/E AEROSPACE

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

You can vote by the Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on July 28, 2016.

Vote by Internet

- Go to **www.investorvote.com/BEAV**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Vote on Directors – The Board of Directors unanimously recommends a vote FOR the listed nominees.

1. Election of Three Class I Directors:

	For	Withhold
01 - Mary M. VanDeWeghe	☐	☐
02 - James F. Albaugh	☐	☐
03 - John T. Whates	☐	☐

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B Vote on Proposals

	For	Against	Abstain
The Board of Directors unanimously recommends a vote FOR Proposal 2. 2. Say on Pay – An advisory vote on the approval of executive compensation.	☐	☐	☐
The Board of Directors unanimously recommends a vote FOR Proposal 3. 3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2016 fiscal year.	☐	☐	☐

To transact any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted at the discretion of the proxy holder.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign this proxy card and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, signer should attach evidence of authority.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 2 7 9 9 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — B/E Aerospace, Inc.

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ANNUAL MEETING
JULY 28, 2016

The undersigned hereby constitutes and appoints Messrs. Joseph T. Lower and Ryan M. Patch, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of B/E Aerospace, Inc. (the "Company") to be held on July 28, 2016 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 at 10:30 a.m. (Eastern Time) and at any adjournment thereof (the "Meeting"), upon and with respect to the number of shares of Common Stock, par value $0.01 per share that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matter that may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked.

Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted (1) FOR the nominees for Director, (2) FOR Proposal 2, (3) FOR Proposal 3, and (4) in the discretion of the named proxies as to any other matter that may properly come up before the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 28, 2016. The Company's 2016 Proxy Statement and the Company's Annual Report for 2015 are available at: http://proxy.beaerospace.com/phoenix.zhtml?c=78014&p=proxy.

CONTINUED AND TO BE VOTED ON REVERSE SIDE

D Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

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